UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 18, 2026

GOSSAMER BIO, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38796	47-5461709
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3115 Merryfield Row, Suite 120
San Diego, California, 92121

(Address of Principal Executive Offices) (Zip Code)
(858) 684-1300
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	GOSS	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

Exchange Offer and Consent Solicitation

On May 18, 2026, Gossamer Bio, Inc. (the “Company”) commenced an exchange offer (the “Exchange Offer”) to exchange any and all of its 5.00% Convertible Senior Notes due 2027 (the “Existing Convertible Notes”) issued pursuant to an indenture, dated as of May 21, 2020, and a first supplemental indenture, dated as of May 21, 2020 (together, the “Existing Convertible Notes Indenture”), for a pro rata portion of (i) up to $72.0 million in aggregate principal amount of its new 7.50% Convertible Senior Secured First Lien Notes due 2030 (the “New Convertible Notes”), (ii) up to 317,647,058 shares of its common stock (the “Common Stock”), par value $0.0001 per share (the “New Shares”) or, in lieu of issuing shares of Common Stock to the extent any investor would beneficially own greater than 9.99% of the outstanding Common Stock, prefunded warrants to purchase shares of Common Stock (the “Prefunded Warrants” and, together with the New Shares, the “Equity Securities”) and (iii) up to 150,000,000 warrants to purchase shares of its Common Stock (the “Purchase Warrants”). Simultaneously with the Exchange Offer, the Company is soliciting consents (the “Consent Solicitation”) from holders of the Existing Convertible Notes to adopt certain proposed amendments (the “Proposed Amendments”) to the Existing Convertible Notes Indenture. The Proposed Amendments would eliminate substantially all of the restrictive covenants in the Existing Convertible Notes Indenture as well as certain events of default and related provisions applicable to the Existing Convertible Notes.
Pursuant to the terms of the Exchange Offer, if, at or prior to 5:00 p.m., New York City time, on June 1, 2026 (such time and date, as the same may be extended, the “Early Tender Date”), all conditions to the Exchange Offer and Consent Solicitation have been or are concurrently satisfied or waived, the Company may, subject to the terms of the Transaction Support Agreement (as defined below), accept for exchange (the “Early Settlement”) any Existing Convertible Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Date. The exchange for such Existing Convertible Notes would be made on the second business day following the Early Tender Date (the “Early Settlement Date”), which is currently expected to occur as early as June 3, 2026. Whether or not the Early Settlement occurs, if all conditions to the Exchange Offer and Consent Solicitation have been satisfied or waived at 5:00 p.m., New York City time, on June 16, 2026 (such time and date, as the same may be extended, the “Expiration Deadline”), unless extended, the Company will consummate the exchange of any Existing Convertible Notes that are validly tendered (and not validly withdrawn) at or prior to the Expiration Deadline on the second business day immediately following the Expiration Deadline (the “Final Settlement Date”), which is currently expected to occur on June 18, 2026. It is a condition to the Exchange Offer that a minimum of 98% of the aggregate principal amount of Existing Convertible Notes shall have been validly tendered (and, if applicable, not validly withdrawn). The Company’s ability to amend, extend, terminate, or waive the conditions of the Exchange Offer are subject to the terms of the Transaction Support Agreement.
Eligible Holders whose Existing Convertible Notes are accepted for exchange will also receive accrued and unpaid interest on such Existing Convertible Notes from, and including, the most recent interest payment date to, but excluding, the applicable Settlement Date, payable in cash on the applicable Settlement Date. Interest will cease to accrue on the applicable Settlement Date for all Existing Convertible Notes accepted for exchange in the Exchange Offer.
Upon the terms and subject to the conditions of the Exchange Offer and Consent Solicitation, eligible holders of Existing Convertible Notes who validly tender (and do not validly withdraw) their Existing Convertible Notes and deliver their related consents at or prior to the Early Tender Date will be eligible to receive for each $1,000 in aggregate principal amount of Existing Convertible Notes validly tendered for exchange, $360 in aggregate principal amount of New Convertible Notes, 1,588.2353 shares of common stock (or Prefunded Warrants) and 750 Purchase Warrants. Eligible holders who validly tender Existing Convertible Notes after the Early Tender Date but at or prior to the Expiration Deadline, and whose Existing

Convertible Notes are accepted for exchange by the Company, will receive for each $1,000 in aggregate principal amount of Existing Convertible Notes validly tendered for exchange, $360 in aggregate principal amount of New Convertible Notes and 1,588.2353 shares of common stock (or Prefunded Warrants).
If the Exchange Offer is consummated, the New Convertible Notes issued in the exchange will be secured, first lien obligations of the Company. The New Convertible Notes will mature on July 1, 2030, unless earlier redeemed, converted, equitized or repurchased in accordance with the terms of the New Convertible Notes, provided that the New Convertible Notes shall have a springing maturity date of March 2, 2027 (91 days prior to the stated maturity of the Existing Convertible Notes) if more than $4.0 million of the Existing Convertible Notes remain outstanding at such time. The New Convertible Notes will bear interest at a rate of 7.50% per annum from the initial settlement date of such New Convertible Notes, which interest will be payable in cash semi-annually on January 1 and July 1 of each year, starting on January 1, 2027.
The conversion rate for the New Convertible Notes will initially be the number of shares of Common Stock per $1,000 principal amount of New Convertible Notes equal to quotient of $1,000 divided by a 10% premium to the Reference Price, rounded to the nearest 1/10,000th of a share. The “Reference Price” will equal the greater of (i) $0.17 and (ii) the lower of (x) $0.34 and (y) the average of the daily volume-weighted average prices for the seven (7) consecutive VWAP trading days beginning on, and including, the VWAP trading day immediately following the final settlement date. The Purchase Warrants will be exercisable with a cash exercise price equal to the greater of (i) $0.34 and (ii) a 25% premium to the Reference Price, subject to adjustments.
Prior to obtaining stockholder approval of certain proposals as described in more detail under “—Stockholder Proposals” below that will allow the issuance of common stock pursuant to the terms of the New Convertible Notes and Purchase Warrants, the Company will be permitted to satisfy its obligations upon conversion of the New Convertible Notes, and upon exercise of the Purchase Warrants, only in the form of cash settlement. Following such stockholder approval, the Company will be permitted to satisfy its obligations under the New Convertible Notes and Purchase Warrants with any settlement method it is otherwise permitted to elect, including by physical settlement of shares of common stock. Additionally, a holder of (i) New Convertible Notes will not be permitted to convert its New Convertible Notes at any time prior to the later of (a) the date the conversion rate has been determined and (b) the earlier of (1) the date of the Special Meeting at which we seek stockholder approval of the Stockholder Proposals, whether or not such approvals are obtained and (2) the date that is 61 calendar days following the initial settlement date of the Offered Securities, and (ii) Purchase Warrants will be exercisable at any time from December 3, 2026 until June 3, 2031. A “make whole” premium will be payable on the New Convertible Notes through an increase to the conversion rate in certain circumstances to compensate converting holders for interest that would have been payable to the maturity date.
The indenture that will govern the New Convertible Notes (the “New Convertible Notes Indenture”) will include incurrence based negative covenants, including but not limited to, limitations on debt, limitations on liens and entry into restrictive agreements, limitations on mergers, consolidations or sales of all or substantially all assets, limitations on transactions with affiliates, limitations on restricted payments and investments, limitations on disposals of assets, limitations on foreign subsidiaries and limitations on impairment of security. The New Convertible Notes Indenture will also include usual and customary affirmative covenants, including but not limited to, further assurance, payment of obligations, reporting, and compliance certificate. The New Convertible Notes Indenture will also contain a minimum liquidity covenant that will require us to maintain a minimum amount of liquidity of $40 million, tested monthly on the date that the compliance certificate for the applicable month will be delivered and commencing with the fiscal month ending June 30, 2026; provided that the minimum liquidity requirement will be reduced to (x) $20 million, upon completion of one or more equity raises with aggregate proceeds of at least $100 million, (y) $10 million, subject to satisfaction of condition (x) above and written notice from the FDA by December 1, 2026 that it has accepted for filing the Company’s new drug application and (z) $0, subject to satisfaction of conditions (x) and (y) above and completion of one or more equity raises with aggregate proceeds (including all proceeds under condition (x) above) of at least $150 million. The New Convertible Notes Indenture will contain other customary terms including with respect to events of default, amendments, defeasance, and satisfaction and discharge, and will be governed by New York law.

Under certain circumstances and subject to conditions set forth in the New Convertible Notes Indenture, the Company may elect to force a mandatory conversion of the New Convertible Notes.
If certain corporate events constituting a fundamental change occur (which shall include, among other things, the acquisition by any person or group of more than 50% of the outstanding common stock of the Company or a delisting of the Company’s common stock), the Company shall offer to repurchase all of the outstanding New Convertible Notes for cash at a repurchase price equal to 100% of the aggregate principal amount of the New Convertible Notes then outstanding plus accrued and unpaid interest.
Estimated fees and expenses of approximately $7.2 million are expected to be paid in connection with the Exchange Offer and Consent Solicitation, assuming 100% participation in the Exchange Offer, of which approximately $0.3 million had been paid as of March 31, 2026.
The Offered Securities, and the Underlying Shares (as defined below) have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws. This Current Report on Form 8-K shall not constitute an offer to sell, or the solicitation of an offer to buy, the Offered Securities, the Underlying Shares, the Existing Convertible Notes or any other securities, nor will there be any sale of such securities or any other securities, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

Irrevocable Election to Cash Settle Existing Convertible Notes
Pursuant to the terms of the Existing Convertible Notes Indenture, we are permitted by notice to the holders of Existing Convertible Notes, to elect to irrevocably fix the settlement method for the Existing Convertible Notes. On May 18, 2026, we provided notice to holders of Existing Convertible Notes of our irrevocable election to settle the Existing Convertible Notes exclusively in cash. Such election will apply to all conversions of Existing Convertible Notes with a conversion date that is on or after the date of such notice.

Stockholder Proposals
In connection with the transactions contemplated by the Exchange Offer and the Transaction Support Agreement, the Company will file a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) for the purposes of soliciting the affirmative vote of its stockholders at a special meeting of stockholders of the Company (the “Special Meeting”) with respect to the following proposals (the “Stockholder Proposals”):
•To approve, in accordance with Nasdaq Listing Rule 5635(d), of the potential issuance of shares of Common Stock upon (i) conversion of up to $72.0 million in aggregate principal amount of the New Convertible Notes and make-whole payments in the form of Common Stock, and (ii) exercise of up to 150,000,000 Purchase Warrants, which issuances would, in the aggregate, exceed 20% of the shares of Common Stock issued and outstanding immediately prior to the time of commencement of the Exchange Offer;
•To approve the Restated Plan to increase the number of shares of Common Stock authorized for issuance thereunder;
•To approve an amendment to the Company’s Restated Certificate of Incorporation (the “Charter”) to increase the number of authorized shares of the Company’s Common Stock from 700,000,000 to 4,000,000,000, in order to support, among other things, the additional share issuances of Common Stock issuable upon conversion of the New Convertible Notes, Prefunded Warrants and Purchase Warrants and under the Restated Plan;
•To approve a series of 30 alternate amendments to the Charter to effect (i) a reverse stock split of the Company’s issued and outstanding shares of Common Stock (on a range of proposed ratios of not less than 1-for-10 on the low end and not greater than 1-for-150 on the high end), with the exact ratio to be determined by the Board at a later date and (ii) a proportionate reduction in the number of authorized shares of Common Stock (and corresponding decrease to the total number of authorized shares of the Company’s capital stock); and

•To approve one or more adjournments of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals at the Special Meeting or any adjournment(s) thereof.
Item 1.01. Entry into a Material Definitive Agreement.

Transaction Support Agreement
On May 18, 2026, the Company entered into a transaction support agreement (the “Transaction Support Agreement”) with certain beneficial owners or nominees, investment managers or advisors for beneficial holders of the Existing Convertible Notes who hold approximately 75.2% of the aggregate principal amount of the Existing Convertible Notes (the “Supporting Noteholders”).
Pursuant to the Transaction Support Agreement, the Supporting Noteholders have agreed, among other things, to tender all of their Existing Convertible Notes in the Exchange Offer prior to the Early Tender Date and to consent to the Proposed Amendments on or before the Early Tender Date.
The Transaction Support Agreement contains customary representations and warranties by the Supporting Noteholders as of the date of the Transaction Support Agreement. Additionally, the Supporting Noteholders have agreed in the Transaction Support Agreement to (among other customary covenants):
•negotiate in good faith and execute, implement, deliver and perform their obligations under the definitive documents that will govern the transactions contemplated by the Exchange Offer and the Transaction Support Agreement;
•support and take all commercially reasonable actions necessary to facilitate, and not to otherwise impede, the implementation and consummation of the transactions contemplated by the Exchange Offer and the Transaction Support Agreement, including tendering their Existing Convertible Notes and submitting consents with respect thereto no later than the 9th business day from the date of the Transaction Support Agreement and not withdrawing such tender (or consent) thereafter other than in accordance with the Transaction Support Agreement and the procedures set forth in the offering memorandum relating to the Exchange Offer;
•not participate in certain alternative transactions; and
•subject to certain exceptions, not to, directly or indirectly, transfer their Existing Convertible Notes to any person that is not a Supporting Noteholder, unless the transferee executes a joinder to the Transaction Support Agreement.

In addition, the Company has agreed in the Transaction Support Agreement (among other customary covenants), subject to its ability to take certain actions (or refraining from taking certain actions) that the Board determines in good faith is reasonably required to comply with its fiduciary duties (the “Fiduciary Out”), to:

•negotiate in good faith and execute, implement, deliver and perform its obligations under the definitive documents that will govern the transactions contemplated by the Exchange Offer and the Transaction Support Agreement;
•support and take all actions necessary to facilitate the implementation and consummation of the transactions contemplated by the Exchange Offer and the Transaction Support Agreement, including conducting the Exchange Offer, completing such transactions and using commercially reasonable efforts to obtain any and all required governmental, regulatory and third-party approvals;
•not pursue certain alternative transactions;

•use commercially reasonable efforts to preserve intact its business organizations and relationships with third parties; and
•use commercially reasonable efforts to maintain in effect all of its foreign federal, state, and local licenses, permits, consents, franchises, approvals, and authorizations.
Certain extensions of deadlines and waivers of conditions to the Exchange Offer will require the consent of the Required Supporting Noteholders (as defined below), subject to certain exceptions.
Effective from and after the initial settlement date of the Offered Securities in the Exchange Offer, the Supporting Noteholders, on the one hand, and the Company on the other hand, on behalf of their respective heirs, legal representatives, predecessors, successors and assigns, will provide mutual waivers and releases of claims to the fullest extent permitted under applicable law, from any and all causes of action and any other claims and other remedies in connection with the transactions contemplated by the Exchange Offer and the Transaction Support Agreement, and agree not to bring any cause of action or other claim or proceeding against the other parties, subject in each case to certain exclusions.
The obligations of the parties in connection with the Transaction Support Agreement are subject to satisfaction of the following conditions, in addition to other customary conditions:
•each of the definitive documents that will govern the transactions contemplated by the Exchange Offer and the Transaction Support Agreement shall have been duly executed and delivered by each party thereto, in form and substance consistent with the Transaction Support Agreement;
•the Transaction Support Agreement shall not have been terminated pursuant to the terms thereof;
•no court of competent jurisdiction or other governmental or regulatory authority shall have issued any order restricting, preventing or prohibiting the consummation of the transactions contemplated by the Exchange Offer and the Transaction Support Agreement;
•fees and expenses of the advisors to the Supporting Noteholders shall have been paid;
•the representations and warranties of the parties contained in the Transaction Support Agreement shall be true and correct in all material respects at and as of the date of the Transaction Support Agreement and as of the initial settlement date of the New Convertible Notes and shares of common stock in the Exchange Offer; and
•holders of at least 98% of the aggregate principal amount of the Existing Convertible Notes (the “Minimum Participation”) shall have exchanged their Existing Convertible Notes in the Exchange Offer; provided, that, the Minimum Participation may be waived only by the mutual written consent of the Company and the Supporting Noteholders representing a majority of the Existing Convertible Notes held by Supporting Noteholders (the “Required Supporting Noteholders”).

The Transaction Support Agreement may be terminated by the Company upon the occurrence of any of the following events:

•a Supporting Noteholder has breached, in any material respect, any of its representations, warranties, covenants or other obligations contained therein, and such breach remains uncured for five business days after written notice thereof by the Company; provided that such termination shall only be effective as against the breaching Supporting Noteholder;
•the Company exercises the Fiduciary Out; or
•at any time, the Supporting Noteholders who are parties to the Transaction Support Agreement do not hold at least 75.2% of the aggregate principal amount outstanding of the Existing Convertible Notes and such condition remains uncured for three (3) Business Days (or, in certain cases, five (5) Business Days) after written notice thereof by the Company.
The Transaction Support Agreement may be terminated by any Supporting Noteholder, solely with respect to such Supporting Noteholder, upon the occurrence of any of the following events:
•the Company has breached, in any material respect, any of its representations, warranties, covenants or other obligations contained therein, and such breach remains uncured for five business days after written notice thereof by such Supporting Noteholder;
•on the date of the Transaction Support Agreement, if the Company has not filed a preliminary proxy statement for a Special Meeting in connection with the Stockholder Proposals and set a record date that is no later than the second business day following the anticipated date of the Early Settlement;
•the initial settlement date of the New Convertible Notes and shares of common stock in the Exchange Offer has not been achieved, extended or waived by July 6, 2026;
•the Company publicly announces its intention not to support the transactions contemplated by the Exchange Offer and the Transaction Support Agreement or files, publicly announces or executes a definitive written agreement with respect to certain alternative transactions;
•if, without the prior consent of the Required Supporting Noteholders, the Company voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, reorganization or other relief under any bankruptcy protection or similar law, consents to the institution of or fails to contest any involuntary proceeding, makes any general assignment or arrangement for the benefit of creditors, or takes any corporate action for the purposes of authorizing any of the foregoing;
•the Company exercises the Fiduciary Out; or
•any definitive document governing the transactions contemplated by the Exchange Offer and the Transaction Support Agreement does not comply in all material respects with the Transaction Support Agreement.
The Transaction Support Agreement may also be terminated by mutual agreement of the Company and the Required Supporting Noteholders upon the receipt of written notice delivered in accordance with the Transaction Support Agreement. The Transaction Support Agreement may also be terminated by any party if there is a final non-appealable ruling or order that enjoins the consummation of the transactions contemplated by the Exchange Offer and the Transaction Support Agreement that remains in effect for thirty (30) business days after written notice from the Company. The Transaction Support Agreement will also terminate automatically upon the occurrence of the initial settlement of New Convertible Notes and shares of common stock in the Exchange Offer.

The foregoing description of the Transaction Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Transaction Support Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Voting Agreements
Each of the Supporting Noteholders has individually entered into a voting agreement with the Company whereby such Supporting Noteholder has agreed with the Company that it will appear at the Special Meeting or otherwise cause the New Shares received by it in the Exchange Offer to be counted as present thereat for purposes of determining a quorum, and be present (in person or by proxy) and vote (or cause to be voted) all of the New Shares it beneficially owns in favor of the Stockholder Proposals at the Special Meeting; provided, however, that such obligation shall terminate upon the termination, withdrawal or abandonment by the Company of the Exchange Offer prior to the initial settlement date of the Offered Securities. It is a condition to the Exchange Offer and Consent Solicitation that valid, binding and enforceable agreements provided by Supporting Noteholders to vote the New Shares received in the Exchange Offer in favor of the Stockholder Proposals are in place with respect to the New Shares to be held by the parties to the Transaction Support Agreement.
In addition, each Supporting Noteholder that entered into a voting agreement with the Company has agreed that it shall not, from and after the initial settlement date of the Offered Securities and until 5:00 p.m., New York City time on the date that is the earlier of (i) the Special Meeting Record Date and (ii) the date that is two (2) business days following the initial settlement date of the Offered Securities, transfer, sell, exchange, assign or convey any legal or beneficial ownership interest in, or any right, title or interest therein (including any right or power to vote), or otherwise dispose of (whether by sale, liquidation, dissolution, dividend, distribution or otherwise) any New Shares, or enter into any contract, option, or other agreement with respect to any of the foregoing, subject to certain exceptions as included therein.
Holders of Existing Convertible Notes that exchange their Existing Convertible Notes in the Exchange Offer will be deemed to have agreed to substantially the same terms as those in the voting agreements entered into by the Supporting Noteholders.
Item 2.02. Results of Operations and Financial Condition.
On May 18, 2026, the Company issued a press release reporting its financial results for the quarter ended March 31, 2026. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.
In accordance with General Instruction B.2 of Form 8-K, the information contained or incorporated herein, including the press release attached as Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing to this Current Report on Form 8-K.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Restated Equity Plan
In connection with the Transactions, the Board has approved an amendment and restatement of the Company’s 2019 Incentive Award Plan (the “Restated Plan”) to increase the number of shares of Common Stock authorized for issuance thereunder, effective May 18, 2026 (the “Restated Plan Effective Date”), subject to the occurrence of the closing of the Exchange Offer and stockholder approval of the Restated Plan. The Company is seeking stockholder approval of the Restated Plan at a Special Meeting, as described in more detail in the offering memorandum relating to the Exchange Offer.
Pursuant to the Restated Plan, subject to the share counting provisions of the Restated Plan and the adjustment provisions under the Restated Plan in the event of certain corporate transactions, the number of shares that may be issued under the Restated Plan will be equal to the sum of the following:

•The number of shares of Common Stock reserved for issuance under the Existing Plan (which, as of March 31, 2026, was 69,238,008 shares); plus
•On the date following the final closing of the Exchange Offer, an increase equal to a number of shares of the Company’s Common Stock, representing 10% (rounded up to the nearest whole share) of the Post-Transaction Fully-Diluted Shares Outstanding (as defined below) on the day following the final closing of the Exchange Offer (which increase in the number of shares reserved for issuance under the Restated Plan is estimated to be approximately 77 million shares, assuming 100% participation in the Exchange Offer), as more fully described below under “Dilution”; plus
•An annual increase on January 1 of each calendar year during the term of the Restated Plan commencing January 1, 2027 and ending on and including January 1, 2036, equal to the lesser of (A) 5% of the Evergreen Fully-Diluted Shares Outstanding (as defined below) on such date (rounded up to the nearest whole share) or (B) such smaller number of shares of Common Stock determined by the plan administrator of the Restated Plan; plus
•Any outstanding awards under the Company’s 2017 Stock Incentive Plan as of the effective date of the Restated Plan that become available after such date in accordance with the share counting provisions of the Restated Plan.

Under the Restated Plan, the term “Post-Transaction Fully-Diluted Shares Outstanding” means, as of the date immediately following the consummation of the Exchange Offer, the sum of:
•The number of shares of the Company’s Common Stock outstanding on such date (calculated on an as-converted basis after giving effect to the closing of the Exchange Offer, which includes the shares of Common Stock reserved for potential issuance under the Prefunded Warrants and the Purchase Warrants and any shares of the Company’s Common Stock issued in the Exchange Offer but excluding the shares of Common Stock issuable in the future (but not yet issued) under the New Convertible Notes following such date); plus
•The number of shares of the Company’s Common Stock subject to the equity awards (including stock options) outstanding under the Company’s equity plans on such date.

Under the Restated Plan, the term “Evergreen Fully-Diluted Shares Outstanding” means, as of any date, the sum of:
•The number of shares of the Company’s Common Stock outstanding on such date; plus
•The number of shares of the Company’s Common Stock that remain issuable under the Prefunded Warrants and the Purchase Warrants as of such date.
In the event the Exchange Offer does not close, the Restated Plan will cease to be effective and any awards granted out of the increase in the share reserve under the Restated Plan over the share reserve under the existing 2019 Incentive Award Plan will be forfeited. In the event stockholder approval of the Restated Plan does not occur, but the Exchange Offer does close, the Restated Plan will cease to be effective and any awards granted out of the increase in the share reserve under the Restated Plan over the share reserve under the existing 2019 Incentive Award Plan will be forfeited. If the Restated Plan is not approved by stockholders and/or the Exchange Offer does not close, the Existing Plan will continue in full force and effect as in effect prior to the Restated Plan Effective Date, and we may continue to grant awards under the Existing Plan, subject to its terms, conditions and limitations, using the shares available for issuance thereunder.
Item 7.01 Regulation FD Disclosure.
On May 18, 2026, the Company issued a press release announcing the commencement of the Exchange Offer and Consent Solicitation and entry into the Transaction Support Agreement. The full text of the press release is furnished herewith as Exhibit 99.2 and incorporated herein by reference.
In accordance with General Instruction B.2 of Form 8-K, the information contained or incorporated herein, including the press release attached as Exhibit 99.2, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing to this Current Report on Form 8-K.
Item 8.01 Other Events.
On May 18, 2026, the Company announced that it received confirmation of an in-person Pre-NDA Type B meeting with the U.S. Food and Drug Administration (“FDA”), scheduled for mid-June 2026. Following its continued review of the Phase 3 PROSERA Study in PAH patients, the Company elected to pursue a Type B meeting, rather than the previously anticipated Type C meeting, to enable a more comprehensive discussion of the totality of evidence supporting a potential NDA submission for seralutinib in PAH. The Company is pursuing a New Drug Application (“NDA”) submission on the basis of one adequate and well-controlled clinical investigation plus confirmatory evidence. Subject to the outcomes of the Pre-NDA meeting, the Company expects to submit an NDA for seralutinib for the treatment of PAH in September 2026. If the NDA is accepted for filing, seralutinib could be eligible for FDA approval in the third quarter of 2027 and the Company would expect to begin pre-launch commercial activities in 2027.
In addition, the Company announced topline results from the PROSERA CT functional respiratory imaging (“FRI”) exploratory substudy (n = 162), which demonstrated multiple statistically significant exploratory treatment effects across arterial, venous, fibrosis related, and vascular complexity parameters, yielding what the Company believes is the broadest multi compartment imaging signal reported to date from a controlled therapeutic trial in pulmonary hypertension. Building on the arterial remodeling signal first identified in earlier studies, PROSERA generated what the Company believes is the most comprehensive CT FRI dataset from a controlled PAH trial, expanding the characterization of seralutinib's biologic activity across the pulmonary vasculature and lung parenchyma. All reported p-values were nominal and unadjusted for multiplicity.
Topline results and key findings include the following:
•In the arterial compartment, seralutinib demonstrated a statistically significant reduction in the proportion of blood volume within larger arterial vessels versus placebo (p = 0.0200), consistent with proximal decompression and arterial remodeling in a larger and more heterogeneous Phase 3 population. PROSERA's analytical scope also extended to include more proximal vessels, broadening the portion of the pulmonary vasculature assessed.
•Beyond the arterial compartment, PROSERA identified statistically significant venous and fibrosis related treatment effects not previously detected in the seralutinib program. Seralutinib increased total venous blood volume (p = 0.0155) and small venous vessel volume (p = 0.0341), reduced absolute and normalized fibrosis-like tissue in the parenchyma (p = 0.0260, p = 0.0250), and increased venous vascular fractal dimension (p = 0.0435), consistent with greater vascular complexity. These multi compartment findings were enabled by the scale and scope of the PROSERA dataset.
•While PAH has historically been characterized as a disease of the pulmonary arteries, pathological and imaging literature increasingly recognize the contributions of impaired microvascular perfusion, venous underfilling, inflammation, and perivascular fibrosis to disease progression. The venous and fibrosis signals in PROSERA may provide structural context for these processes and are aligned with seralutinib's non vasodilatory mechanism targeting inflammatory, proliferative, and fibrotic pathways within the pulmonary vasculature and surrounding parenchyma.
•Imaging changes observed in PROSERA were associated with favorable changes in clinical outcomes, including pulmonary hemodynamics, NT proBNP, 6 minute walk distance, and REVEAL Lite 2 risk score. These correlations reinforce the biological relevance of the CT FRI data.
The Company believes these exploratory findings, taken together with their consistency with clinical results and seralutinib's mechanism of action, provide meaningful structural support for seralutinib's activity across the pulmonary vasculature.
The information set forth in the Explanatory Note of this Current Report on Form 8-K is incorporated by reference into this Item 8.01.
*   *   *
Important Information and Where to Find It
This Current Report on Form 8-K is being made in respect of certain Stockholder Proposals arising out of the Exchange Offer and the Transaction Support Agreement. The Stockholder Proposals will be submitted to the Company’s stockholders for their consideration and approval at a special meeting of the Company’s stockholders. In connection with the Stockholder Proposals, the Company will file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”), the definitive version of which (if and when available) will be sent or provided to the Company’s stockholders and will contain important information about the Stockholder Proposals and related matters. The Company may also file other relevant documents with the SEC regarding the Stockholder Proposals. This Current Report on Form 8-K is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE STOCKHOLDER PROPOSALS, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE STOCKHOLDER PROPOSALS, THE RISKS RELATED THERETO AND RELATED MATTERS.
Investors and security holders may obtain free copies of the Proxy Statement and other documents containing important information about the Company and the Stockholder Proposals that are filed or will be filed with the SEC by the Company when they become available at the SEC’s website at www.sec.gov or at the Company’s website at ir.gossamerbio.com.
Participants in the Solicitation
The Company and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Stockholder Proposals. Information regarding the Company’s directors and named executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement for the 2026 annual meeting of stockholders, which was filed with the SEC on April 24, 2026 (the “2026 Annual Meeting Proxy Statement”). To the extent holdings of the Company’s securities by such directors or executive officers (or the identity of such directors or executive officers) have changed since the information set forth in the 2026 Annual Meeting Proxy Statement, such information has been or will be reflected on the Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the interests of the Company’s directors and executive officers in the Stockholder Proposals will be included in the Proxy Statement to be filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

Note Regarding Forward-Looking Statements
The Company cautions you that statements contained in this report regarding matters that are not historical facts are forward-looking statements. These statements are based on the Company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the Company’s proposed Exchange Offer and Consent Solicitation relating to its Existing Convertible Notes, including the anticipated benefits thereof; the timing, occurrence and outcome of the Company’s planned Pre-NDA Type B meeting with the FDA; the timing and potential submission of an NDA for seralutinib in PAH; the potential significance, interpretation and implications of data from the Phase 3 PROSERA study, including the CT FRI substudy; and the development potential and market opportunity of seralutinib in PAH, PH-ILD and other indications. The inclusion of forward-looking statements should not be regarded as a representation by Gossamer that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Gossamer’s business, including, without limitation: the Company may not be able to complete the Exchange Offer on the anticipated timeline or at all, and the Company may not realize the anticipated benefits therefrom; the Company may not be able to identify a development path forward for seralutinib or submit an NDA on the timeframe we expect or at all, whether as a result of FDA feedback or otherwise, and any path forward may require additional capital and other resources, which may not be available on reasonable terms, if at all, or may limit the commercial opportunity for seralutinib; topline results the Company reports are based on preliminary analysis of key data, and such data may change following a more comprehensive review of the data related to the clinical trial or substudy and such topline data may not accurately reflect the complete results of a clinical trial or substudy; the Company’s interpretation, significance and regulatory relevance of data from the Phase 3 PROSERA study, including the CT FRI substudy, may be inconsistent with the views of the FDA or others; risks related to the proposed Exchange Offer and Consent Solicitation, including whether the transaction is completed and whether the anticipated benefits are realized; potential delays in the commencement, enrollment and completion of clinical trials; disruption to our operations from unexpected events, including clinical trial delays; the Company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the results of preclinical studies and early clinical trials with seralutinib are not necessarily predictive of future results; the success of Gossamer’s clinical trials and preclinical studies for seralutinib; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of seralutinib that may limit its development, regulatory approval and/or commercialization, or may result in clinical holds, recalls or product liability claims; Gossamer’s ability to obtain and maintain intellectual property protection for seralutinib; Gossamer’s ability to comply with its obligations in collaboration agreements with third parties or the agreements under which it licenses intellectual property rights from third parties; unstable market and economic conditions and changes in healthcare legislation, tariffs and trade policies may adversely affect the Company’s business and financial condition and the broader economy and biotechnology industry; Gossamer may use its capital resources sooner than it expects; and other risks described in the Company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Gossamer undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1*§	Transaction Support Agreement, dated May 18, 2026, among Gossamer Bio, Inc., and the other parties thereto
10.2§	Form of Voting Agreement
99.1	Press release (financial results) dated May 18, 2026
99.2	Press release (Exchange Offer) dated May 18, 2026
104	Cover page interactive data file (embedded with the inline XBRL document)

*
Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

§	Certain portions of this exhibit (indicated by “[***]”) have been redacted pursuant to Regulation S-K, Item 601(a)(6).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOSSAMER BIO, INC.

Date: May 18, 2026	By:	/s/ Christian Waage
Christian Waage
Executive Vice President and General Counsel

Exhibit 10.1
TRANSACTION SUPPORT AGREEMENT
This TRANSACTION SUPPORT AGREEMENT (together with all exhibits and attachments hereto, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of May 18, 2026, is entered into by and among:
I)Gossamer Bio, Inc., a Delaware corporation (the “Company”) and its undersigned subsidiaries; and
II)each of the beneficial owners or nominees, investment managers, or advisors for beneficial holders of the Existing 2027 Notes (as defined below), solely in their capacity as such and each as set forth on Exhibit A (each, a “Supporting Holder” and, collectively, the “Supporting Holders”).
The Company and the Supporting Holders are referred to herein individually as a “Party” and, collectively, as the “Parties”.
PRELIMINARY STATEMENTS
WHEREAS, as of the date hereof, the Supporting Holders hold, in the aggregate, approximately 75.2% of the aggregate outstanding principal amount of the Company’s 5.000% convertible senior notes due 2027 (the “Existing 2027 Notes”) issued pursuant to (i) that certain indenture, dated as of May 21, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time), by and among the Company, as issuer, and Wilmington Trust, National Association, as trustee (the “Existing 2027 Notes Trustee”), and (ii) that certain first supplemental indenture, dated as of May 21, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time), by and among the Company, as issuer, and the Existing 2027 Notes Trustee, as trustee (collectively, the “Existing 2027 Notes Indenture”);
WHEREAS, the Parties have agreed to support and pursue, among other things, an exchange of the Existing 2027 Notes for (i) new 7.50% senior secured first lien convertible notes of the Company due 2030 (the “New Notes”), (ii) new shares of common stock, $0.0001 par value per share (“Common Stock”) of the Company (the “New Equity”) and/or prefunded warrants to purchase shares of Common Stock (the “Prefunded Warrants”), and (iii) with respect to holders of Existing Notes who tender prior to the Early Tender Deadline (as defined below), warrants to purchase shares of Common Stock (the “Purchase Warrants”) (collectively, the “Notes Exchange”) and related transactions as described in the Exchange Offer Materials (as defined below), in each case, in accordance with and subject to the terms and conditions set forth herein and the Definitive Documents (as defined below);

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WHEREAS, this Agreement, the Exchange Offer Materials, and the Exchange Transactions (as defined below) are the product of arm’s-length, good faith negotiations among the Company and the Supporting Holders;
WHEREAS, subject to the terms and conditions hereof, the Parties desire to express to each other their mutual support and commitment in respect of the Exchange Transactions and other matters discussed herein; and
WHEREAS, this Agreement may be executed on behalf of one or more Supporting Holders by such Supporting Holder’s investment manager or adviser, which is a signatory hereto solely in its capacity as the investment manager or adviser of such Supporting Holder, and all agreements, representations, warranties, covenants and undertakings made herein and hereby are made by such Supporting Holder and not such investment manager or adviser.
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1.Certain Definitions.
As used in this Agreement, the following terms have the following meanings:
(a)“Ad Hoc Noteholder Committee” means the ad hoc committee of certain unaffiliated holders or beneficial holders (or investment advisors, sub-advisors or managers of funds and/or accounts that are holders or beneficial holders of such indebtedness) of Existing 2027 Notes represented by Akin.
(b)“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.
(c)“Agreement” has the meaning referred to in the preamble hereto.
(d)“Akin” means Akin Gump Strauss Hauer & Feld LLP, as counsel to the Ad Hoc Noteholder Committee.
(e)“Akin Confidentiality Agreement” means that certain Confidentiality Agreement, among the Company, on the one hand, and Akin, on the other hand (as amended, restated, supplemented or otherwise modified), dated as of March 19, 2026.

(f)“Akin Engagement Letter” means that certain letter agreement, dated March 25, 2026, by and among the Ad Hoc Noteholder Committee, the Company, and Akin.
(g)“Alternative Transaction” has the meaning set forth in Section 4(a)(iii) hereof.
(h)“Announcement” has the meaning set forth in Section 26 hereof.
(i)“beneficial owner”, “beneficially own” or “beneficial ownership” has the meaning given such term in Rule 13d-3 under the Exchange Act.
(j)“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to close.
(k)“Chosen Court” means the United States District Court for the Southern District of New York or any New York state court sitting in the Borough of Manhattan, New York, New York.
(l)“Claim” means any (a) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, including the Existing 2027 Notes Claims.
(m)“Closing” means the consummation of the Exchange Transactions, including the Notes Exchange, with respect to the Supporting Holders in accordance with the terms and conditions set forth in this Agreement and each of the Definitive Documents, pursuant to which the Supporting Holders’ Existing 2027 Notes are delivered to and accepted by the Company in exchange for New Notes, New Equity, Purchase Warrants, and/or Prefunded Warrants.
(n)“Common Stock” has the meaning referred to in the preamble hereto.
(o)“Company” has the meaning referred to in the preamble hereto.
(p)“Company Released Claims” has the meaning set forth in Section 5(a) hereof.

(q)“Company Released Parties” has the meaning set forth in Section 5(b) hereof.
(r)“Control” (including the terms “controlling,” “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
(s)“Conversion Shares” means the shares of Common Stock of the Company issuable upon conversion of or otherwise under the New Notes.
(t)“Definitive Documents” has the meaning set forth in Section 2(b) hereof.
(u)“Early Tender Deadline” means ten (10) business days following the Exchange Commencement Date.
(v)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(w)“Exchange Commencement Date” means the date on which the Company commences the Exchange Offer by announcing such commencement and transmitting the Exchange Offer Materials to the Supporting Holders.
(x)“Exchange Offer” means that certain exchange offer with respect to the Existing 2027 Notes pursuant to the terms of this Agreement and the Exchange Offer Materials.
(y)“Exchange Offer Materials” means the offering memoranda used in connection with the Exchange Offer for the purpose of conducting, and soliciting participation in, the Notes Exchange, in the form attached hereto as Exhibit B, and any related documents.
(z)“Exchange Transactions” means (i) the Notes Exchange, (ii) the Mutual Release, and (iii) all other transactions contemplated by the Exchange Offer Materials.
(aa)“Excluded Claims” has the meaning set forth in Section 5(a) hereof.
(ab)“Existing 2027 Notes” has the meaning referred to in the preliminary statements herein.

(ac)“Existing 2027 Notes Claims” means any Claim against the Company arising under, derived from, based on, on account of, or related to the Existing 2027 Notes Indenture.
(ad)“Existing 2027 Notes Indenture” has the meaning referred to in the preliminary statements herein.
(ae)“Existing 2027 Notes Trustee” has the meaning referred to in the preliminary statements herein.
(af)“Expiration Time” means the expiration time of the Exchange Offer as set forth in the Exchange Offer Materials.
(ag)“FDA” means the U.S. Food and Drug Administration.
(ah)“Fiduciary Out” has the meaning set forth in Section 4(b) hereof.
(ai)“Final Order” means an order or judgment, the operation or effect of which has not been reversed, stayed, modified, or amended, is in full force and effect, and as to which order or judgment (or any reversal, stay, modification, or amendment thereof) (i) the time to appeal, seek leave to appeal, seek certiorari, or request reargument or further review or rehearing has expired and no appeal, motion for leave to appeal or petition for certiorari, or request for reargument or further review or rehearing has been timely filed, or (ii) any appeal that has been or may be taken, motion for leave to appeal, or any petition for certiorari or request for reargument or further review or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which leave was sought or from which certiorari was sought, or to which the request was made, and no further appeal or petition for certiorari or request for reargument or further review or rehearing has been or can be taken or granted; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule may be filed relating to such order shall not prevent such order from being a Final Order.
(aj)“Holder Released Claims” has the meaning set forth in Section 5(b) hereof.
(ak)“Governmental Entity” means any applicable federal, state, local or foreign government or any agency, bureau, board, commission, court or arbitral body, department, political subdivision, regulatory or administrative authority, tribunal or other instrumentality thereof, or any self-regulatory organization.

(al)“Joinder Agreement” means that certain joinder attached hereto as Exhibit C.
(am)“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction.
(an)“Milestones” has the meaning set forth in Section 2(a) hereof.
(ao)“Minimum Participation” has the meaning set forth in Section 6(c) hereof.
(ap)“MIP Documentation” means the 2019 Equity Incentive Plan, as amended, and the forms of award agreements thereunder.
(aq)“Mutual Release” means the mutual release by the Company and the Supporting Holders, as set forth in Section 5 of this Agreement, effective as of the Closing.
(ar)“New Equity” has the meaning referred to in the preliminary statements herein.
(as)“Notes Exchange” has the meaning referred to in the preliminary statements herein.
(at)“New Notes” has the meaning referred to in the preliminary statements herein.
(au)“New Notes Indenture” means an indenture for the New Notes to be entered into by and among the Company, any applicable guarantors, and the trustee and collateral agent party thereto.
(av)“Party” has the meaning referred to in the preamble hereto.
(aw)“Permitted Transferee” has the meaning set forth in Section 7(a) hereof.
(ax)“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, or any legal entity or association.
(ay)“Prefunded Warrant Shares” means the shares of Common Stock of the Company issuable upon exercise of the Prefunded Warrants.

(az)“Qualified Marketmaker” means an entity that (i) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Existing 2027 Notes (or enter with customers into long and short positions in Existing 2027 Notes), in its capacity as a dealer or market maker in Existing 2027 Notes and (ii) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).
(ba)“Released Supporting Holder Parties” has the meaning set forth in Section 5(a) hereof.
(bb)“Related Party” means, with respect to a given entity, in each case in its capacity as such, such entity’s current and former directors, managers, officers, investment committee members, managing members, special committee members, shareholders, unitholders, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds and/or investment vehicles, managed accounts and/or funds, predecessors, assignors, participants, successors, assigns (whether by operation of law or otherwise), associated entities, direct and indirect subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors and/or managers, fiduciaries, employees, agents, trustees, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals and advisors (including, but not limited to, any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an entity).
(bc)“Required Supporting Holders” means Supporting Holders that, in aggregate, hold at least a majority of the principal face amount of the Existing 2027 Notes held by Supporting Holders as of the time of determination.
(bd)“Securities Act” means the Securities Act of 1933, as amended.
(be)“Support Effective Date” has the meaning set forth in Section 12 hereof.
(bf)“Support Period” means the period commencing on the Support Effective Date and ending on the date on which this Agreement is terminated in accordance with Section 8 hereof.
(bg)“Supporting Holder” has the meaning referred to in the preamble hereto.
(bh)“Supporting Holder Confidentiality Agreement” means (i) that certain Confidentiality Agreement, dated as of April 22, 2026, by and between the Company, on the one hand, and each Supporting Holder, on the other hand, as the same may be amended, restated, supplemented or otherwise modified from time to time, and (ii) any other confidentiality agreement entered into by and between the Company, on the one hand, and any Supporting Holder, on the other hand, in each case, as amended, restated, supplemented or otherwise modified from time to time.
(bi)“Supporting Holders’ Fees and Expenses” means all reasonable and documented fees and expenses of Akin and local counsel in each jurisdiction necessary to consummate the Exchange Transactions, each in its capacity as a professional advisor retained by the Ad Hoc Noteholder Committee, to the extent consistent with the terms of the Akin Engagement Letter and any engagement letter with any local counsel to the Ad Hoc Noteholder Committee.
(bj)“Termination Date” has the meaning set forth in Section 8 hereof.
(bk)“Termination Event” has the meaning set forth in Section 8 hereof.
(bl)“Transfer” means, with respect to any security, directly or indirectly, to transfer, sell, exchange, assign, or convey legal or beneficial ownership interest in (including the right or power to vote), or otherwise dispose of (whether by sale, liquidation, dissolution, dividend, distribution or otherwise) such security; provided, however, that any customary custodian arrangement or account at a prime broker, bank, or broker-dealer at which a Supporting Holder maintains an account in the ordinary course of business including Existing 2027 Notes where such prime broker, bank, or broker-dealer holds a security interest, pledge, or other encumbrance over securities held in such account generally shall not be deemed a “Transfer” for any purposes hereunder so long as the Supporting Holder retains the right to tender and provide consents for such Existing 2027 Notes and to vote the New Equity received in exchange for such Existing 2027 Notes.
(bm)“Transfer Agreement” means an executed form of the transfer agreement substantially in the form attached to this Agreement as Exhibit D providing, among other things, that a transferee is bound by the terms of this Agreement. For the avoidance of doubt, any transferee that executes a Transfer Agreement shall be a “Party” under this Agreement as provided therein.
(bn)“Voting Agreements” means separate agreements between each Supporting Holder and the Company, under which, among other things, each Supporting Holder separately agrees to vote in favor of each of the proposals to be included in the proxy statement (the “Preliminary Proxy Statement”) to be filed by the Company with respect to a special meeting (the “Special Meeting”) of stockholders to be held following the Closing, with respect to: (i) increasing the Company’s share authorization, (ii) allowing the settlement of all share deliveries proposed under the New Notes, the Purchase Warrants and the Prefunded Warrants, and (iii) approving the amendment and restatement of the 2019 Equity Incentive Plan.
(bo) “Warrant Agreements” means the warrant agreements providing for the issuance of the Purchase Warrants and the Prefunded Warrants, as applicable.
(bp)“Warrant Shares” means the shares of Common Stock of the Company issuable upon exercise of the Purchase Warrants and Prefunded Warrants, as applicable.
2. Milestones; Definitive Documents.

(a)During the Support Period, the Parties shall implement the Exchange Transactions in accordance with the following milestones (the “Milestones”), unless extended or waived in writing (which may be by electronic mail), as applicable, by the Company and the Required Supporting Holders, each in their sole discretion:
(i)No later than the date hereof, the Exchange Commencement Date shall have occurred, the Company shall have filed the Preliminary Proxy Statement with the SEC and the Company shall have set a date no later than two (2) Business Days after the expected Early Settlement Date (as defined in the Exchange Offer Materials) as the record date for the Special Meeting, which record date is subject to change by the Company in its discretion if, among other things, the Early Settlement Date does not occur; and
(ii)No later than July 6, 2026, the Closing shall have occurred.
(b)Each of (i) the Exchange Offer Materials, (ii) the New Notes Indenture, (iii) the Voting Agreements, (iv) the MIP Documentation, (v) the requisite collateral documents, (vi) the Preliminary Proxy Statement, (vii) the Warrant Agreements, and (viii) in each case of clause (i) through (vii), any amendments, modifications, supplements, waivers, exhibits, schedules or appendices thereto, including any amendments to, or waivers of, conditions to the Exchange Offer included in the Exchange Offer Materials or extensions of time of any deadlines therein, and any related notes, certificates, agreements, documents, and instruments (as applicable), shall be in form and substance consistent with this Agreement and the Exchange Offer Materials as of the date hereof and the forms attached hereto and otherwise reasonably satisfactory to the Required Supporting Holders and the Company (collectively clauses (i) through (viii), and together with any exhibits, schedules, annexes or attachments thereto that are reasonably necessary to implement the Exchange Transactions, the “Definitive Documents”); provided, however, that (A) if prior to the Early Tender Date (as defined in the Exchange Offer Materials as of the date hereof), the SEC informs the Company that it is reviewing the Preliminary Proxy Statement, the Company may extend the Early Tender Date, with a corresponding extension of the Early Settlement Date (as defined in the Exchange Offer Materials as of the date hereof), to a date no later than five (5) Business Days after confirmation from the SEC that is has no further comments on the Preliminary Proxy Statement (provided, that, in the event of any extension pursuant to this clause (A), (x) the Company shall respond to any such comments from the SEC as promptly as practicable, (y) the Company shall promptly provide copies of any SEC comment letters to Akin, and (z) the Company shall consult with Akin (including by providing drafts of proposed responses to the SEC) with respect to any responses that the Company proposes to submit to the SEC prior to such submission, and (B) the Company may extend any deadline in the Exchange Offer Materials if, upon the advice of its outside securities counsel and after consultation with Akin, the Company determines that such extension is reasonably required to comply with applicable securities laws.
(c)The exhibits attached hereto (including but not limited to any Definitive Documents) are fully incorporated by reference herein and are made a part of this Agreement as if fully set forth herein, and all references to this Agreement shall include and incorporate all such exhibits; provided, however, to the extent that there is a conflict between this Agreement, on the one hand, and any Definitive Document, on the other hand, the terms and conditions of this Agreement shall govern. Neither this Agreement nor any exhibit attached hereto, nor any provision hereof or thereof, may be modified, waived, amended, or supplemented, except in accordance with Section 2(b) and Section 17 hereof.
3. Agreements of the Supporting Holders.

(d)Support for the Exchange Transactions from Supporting Holders. During the Support Period, and, in each case, (x) subject to the terms and conditions hereof, (y) unless otherwise expressly permitted or required by this Agreement or the Definitive Documents, or (z) otherwise consented to in writing by the Company, each Supporting Holder, solely on its own behalf, agrees that it shall:
(i)negotiate in good faith and timely execute, implement, deliver, and perform its obligations under each of the Definitive Documents that are consistent in all material respects with this Agreement and the Exchange Offer

Materials, as each may be modified, amended, or supplemented in accordance with the terms of this Agreement, in form and substance reasonably acceptable to the Required Supporting Holders, to which it is to be a party;
(ii)support the Exchange Transactions, including, subject to the terms and conditions of the Definitive Documents, by, as applicable, tendering its Existing 2027 Notes for exchange in the Notes Exchange and submitting consents with respect thereto no later than nine (9) Business Days after the Exchange Commencement Date in accordance with the applicable procedures set forth in the Exchange Offer Materials and not withdrawing such tender (or consent) at any time thereafter other than in accordance with the procedures set forth in the Exchange Offer Materials and this Agreement;
(iii)(A) not direct the Existing 2027 Notes Trustee (or any successor thereto) to take any action inconsistent with such Supporting Holder’s obligations under this Agreement and (B) give any notice, order, instruction, consent, or direction to the Existing 2027 Notes Trustee to the extent necessary to give effect to the Exchange Transactions; provided, that no Supporting Holder shall be required to provide the Existing 2027 Notes Trustee or any other Person, with any indemnity or similar undertaking in connection with taking any such action or incur any fees or expenses in connection therewith (beyond any existing indemnity obligations provided for in the Existing 2027 Notes);
(iv)support and take all commercially reasonable actions necessary or reasonably requested by the Company to facilitate the implementation and consummation of the Exchange Transactions in accordance with the Milestones and the other terms of this Agreement, including, without limitation, commercially reasonable actions to (A) support and complete the Exchange Transactions and all other actions contemplated in connection therewith and under the Definitive Documents, (B) obtain any and all required governmental, regulatory, and third-party approvals for the Exchange Transactions, and (C) refrain from taking any actions inconsistent with, and not failing or omitting to take an action that is required by, this Agreement, or the Definitive Documents;
(v)not arrange, fund, participate in, or consent to any credit facility, bond issuance, or other financing, rights offering, or issuance of debt or equity securities in connection with, or otherwise support or participate in any reorganization, merger, consolidation, business combination, or other recapitalization or debt restructuring, of the Company (whether through a judicial process or otherwise) other than in the ordinary course of business or in connection with the Exchange Transactions;
(vi)not object to, delay, impede, or take any other actions intended or reasonably expected to interfere with the implementation and consummation of the Exchange Transactions, including, for the avoidance of doubt and without limitation, declaring any default under the Existing 2027 Notes Indenture, or accelerating the Company’s obligations under the Existing 2027 Notes Indenture, in each case solely as a result of the Exchange Transactions; provided, however, this Section 3(a)(vi) shall apply only to the extent that the Company has not triggered a new default under the Existing 2027 Notes Indenture after the Support Effective Date and even then, only with respect to such default; and
(vii)to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Exchange Transactions contemplated in this Agreement, negotiate in good faith with the Company appropriate additional or alternative provisions or alternative implementation mechanics to address any such impediment, and support and take all steps reasonably necessary and desirable to address any such impediment.
(e)Additional Provisions Regarding the Supporting Holders’ Agreements. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (i) affect the ability of any Supporting Holder to consult with any other Supporting Holder, the Company, or any other party in interest; provided, that such consultation complies with the applicable Supporting Holder Confidentiality Agreement; (ii) prevent any Supporting Holder from (A) enforcing this Agreement or any Definitive Documents, (B) contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Document, or (C) exercising any rights or remedies under this Agreement, any Definitive Document, or the Existing 2027 Notes Indenture or related documents if there is a default after the Support Effective Date under such indenture by the Company; or (iii) require any Supporting Holder to (A) take any action that is prohibited by applicable Law, (B) waive or forego the benefit of any applicable legal privilege, (C) incur, assume, become liable in respect of, or suffer to exist any expenses, liabilities, or other obligations, except with respect to costs and expenses that the Company has agreed to reimburse on terms satisfactory to such Supporting Holder, or (D) agree to or become bound by any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to such Supporting Holder, except with respect to such costs and expenses that the Company has agreed to reimburse on terms satisfactory to such Supporting Holder or except as contemplated in the Definitive Documents.

4. Agreements of the Company.
(a)Support for the Exchange Transactions from the Company. During the Support Period, and, in each case, (x) subject to the terms and conditions hereof, (y) unless otherwise expressly permitted or required by this Agreement or the Definitive Documents, or (z) otherwise consented to in writing by the Required Supporting Holders, the Company agrees that it shall:
(i)negotiate in good faith and timely execute, implement, deliver, and perform its obligations under each of the Definitive Documents that are consistent in all material respects with this Agreement and the Exchange Offer Materials, as each may be modified, amended, or supplemented in accordance with the terms of this Agreement, in form and substance reasonably acceptable to the Company, to which it is to be a party;
(ii)support and take all actions necessary or reasonably requested by the Required Supporting Holders to facilitate the implementation and consummation of the Exchange Transactions in accordance with the Milestones and the other terms of this Agreement and the Definitive Documents, including, without limitation, actions to (A) conduct the Exchange Offer in accordance with applicable law and consistent with the terms of the Exchange Offer Materials and this Agreement, (B) support and complete the Exchange Transactions and take all other actions contemplated in connection therewith and under the Definitive Documents, (C) use commercially reasonable efforts to obtain any and all required governmental, regulatory, and third-party approvals for the Exchange Transactions, (D) refrain from taking any actions inconsistent with, and not failing or omitting to take an action that is required by, this Agreement or the Definitive Documents, and (E) oppose the efforts of any Person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Exchange Transactions;
(iii)not (A) directly or indirectly solicit, propose, arrange, participate in, or consent to any credit facility, bond issuance, new-money investment, or other financing, rights offering, share exchange, or issuance of debt or equity securities in connection with, or otherwise support or participate in any sale, disposition, reorganization, merger, amalgamation, acquisition, consolidation, business combination, other recapitalization or debt restructuring, or any similar transaction to the foregoing, of the Company (whether through a judicial process or otherwise) other than in the ordinary course of business (which shall include surety bonds and similar financings) or in connection with the Exchange

Transactions or (B) exchange or offer to exchange any Existing 2027 Notes other than pursuant to the Notes Exchange (the transactions described in (A) and (B) each, an “Alternative Transaction”);
(iv)(A) conduct its business and operations in the ordinary course other than with respect to the Exchange Transactions, (B) maintain its books and records in the ordinary course, (C) use commercially reasonable efforts to preserve intact its business organizations and relationships with third parties (including creditors, lessors, licensors, and contract counterparties) or commercially reasonable replacement parties in the ordinary course, and (D) use commercially reasonable efforts to maintain in effect all of its foreign, federal, state, and local licenses, permits, consents, franchises, approvals, and authorizations (except to the extent that failure to do so would not reasonably be expected to result in a materially adverse effect), in each case, in a manner materially consistent with past practices and in compliance with Law;
(v)promptly pay the Supporting Holders’ Fees and Expenses within ten (10) Business Days of receipt of an invoice by the Company or their counsel for such fees and expenses, consistent with the terms of the Akin Engagement Letter, or such earlier time to the extent set forth in this Agreement; provided, that to the extent this Agreement is terminated pursuant to Section 8, the Company’s obligations under this Section 4(a)(v) shall survive solely with respect to any and all fees and expenses incurred on or prior to the date of termination; provided, further, that nothing in this Agreement shall modify the terms of the Akin Engagement Letter;
(vi)promptly notify counsel to the Supporting Holders of any material governmental or third-party complaints, litigations, investigations, or hearings related to the Exchange Transactions;
(vii)to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Exchange Transactions contemplated in this Agreement, negotiate in good faith with the Required Supporting Holders appropriate additional or alternative provisions or alternative implementation mechanics to address any such impediment, and support and take all steps reasonably necessary and desirable to address any such impediment;
(viii)consider in good faith all reasonable actions necessary or reasonably requested by the Supporting Holders to facilitate the solicitation and consummation of the Exchange Transactions;

(ix)maintain its good standing and legal existence under the Laws of the state or other jurisdictions in which it is incorporated or organized;
(x)upon reasonable advance notice, provide to the Supporting Holders (A) reasonable access to the management of and, to the extent appropriate, such applicable advisors to the Company, (B) reasonably timely updates regarding the Exchange Transactions, including any material developments, (C) reasonably timely updates regarding the status of obtaining any necessary or desirable authorizations (including any consents) from any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body, if any, and (D) any other information related to the Exchange Transactions reasonably requested by the Supporting Holders;
(xi)inform counsel to the Supporting Holders as soon as reasonably practicable (and in any event within two (2) Business Days of such event) after becoming aware of the following: (A) the occurrence, or failure to occur, of any event, the occurrence or failure of which would be reasonably likely to permit any Party to terminate, or would result in the termination of, this Agreement, (B) receipt of any written notice from any third party alleging that the consent of such party is required in connection with the Exchange Transactions, (C) receipt of any written notice from any governmental or regulatory body regarding any approval necessary to consummate the Exchange Transactions, (D) any notice of any commencement of any proceeding commenced, or to the actual knowledge of the Company, threatened against the Company in respect of the Exchange Transactions, and (E) a material breach of this Agreement by the Company;
(xii)provide to Akin, on a professional-eyes-only basis and subject to the Akin Confidentiality Agreement, updates regarding any material interactions, communications, or meetings with the FDA relating to the Company’s clinical development programs (including any material written or oral feedback, requests, minutes, correspondence or other messaging received from the FDA); provided, that, to the extent Akin determines such information is necessary for the Supporting Holders to evaluate the Exchange Transactions or their rights and obligations under this Agreement or any Definitive Document, (x) Akin and the advisors to the Company shall consult in good faith regarding the scope and nature of any such proposed disclosure and (y) Akin shall not disclose such information to the Supporting Holders without the Company’s prior written consent, with such consent not to be unreasonably withheld, conditioned, or delayed; provided, further, that the Company shall not be obligated to disclose any information to the extent such disclosure would violate applicable Law;

(xiii)upon the termination by such Supporting Holder pursuant to this Agreement with respect to such Supporting Holder, notwithstanding any withdrawal deadline established with respect to any Exchange Transaction, permit such Supporting Holder to withdraw any Existing 2027 Notes tendered in connection with the Exchange Transactions;
(xiv)to the extent the Company receives any Joinders or Transfer Agreements, promptly notify the Required Supporting Holders or their advisor of such Joinders and Transfer Agreements;
(xv)not take any action that would constitute or result in a “Default” or an “Event of Default” under the New Notes Indenture, assuming that the New Notes Indenture as described in the “Description of New Convertible Notes” section in the Exchange Offer Materials was in full force and effect at all times during the Support Period;
(xvi)not disclose material non-public information to any Supporting Holder unless such Supporting Holder (A) has confirmed it wishes to receive such material non-public information and (B) is party to a confidentiality agreement containing customary cleansing mechanisms as to which such information is subject; and
(xvii)in the event that any information to be provided to any Supporting Holder that is a member of the Ad Hoc Noteholder Committee in connection with this Agreement may contain material non-public information, deliver such information to Akin on a professional-eyes-only basis, instead of delivering such information to such Supporting Holder, unless and until such Supporting Holder has entered into a Supporting Holder Confidentiality Agreement and such Supporting Holder has agreed to receive such information from the Company.
(b)Notwithstanding anything to the contrary in this Agreement, (A) the board of directors or any such similar governing body of the Company (including for the avoidance of doubt its respective subsidiaries and Affiliates) shall be permitted to take (or permitted to refrain from taking) any action with respect to the Exchange Transactions, including terminating the Exchange Transactions, to the extent such board of directors or similar governing body has determined, in good faith (after consultation with outside counsel), that taking such action, or refraining from taking such action, as applicable, is reasonably required to comply with its fiduciary duties under applicable law, and (B) the officers and employees of the Company shall not be required to take any actions to the extent the board of directors or any such similar governing body of the Company (including for the avoidance of doubt its respective subsidiaries and Affiliates) has determined in good faith (after consultation with outside counsel) that the taking of such actions would be inconsistent with such officer’s or employee’s fiduciary duties under applicable law (collectively, the “Fiduciary Out”). In the event the board of directors or any such similar governing body of the Company determines that taking any action or refraining from taking any action is required pursuant to this paragraph, the Company shall, within twenty-four (24) hours of its board of director’s or applicable similar governing body’s determination, provide written notice thereof (in accordance with Section 23 hereof) to the Supporting Holders.
5. Mutual Releases and Covenant Not to Sue.
(a)Effective from and after the Closing, in exchange for the cooperation and participation in the Exchange Transactions of the Supporting Holders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and each of its Affiliates, its and their respective Related Parties, heirs, legal representatives, predecessors, successors and assigns, and any and all other Persons who may purport to assert any claim or cause of action on behalf of the Company or its Affiliates (collectively, the “Company Releasing Parties”), having been represented by counsel and having been fully and adequately informed as to the facts, circumstances, and consequences of this Agreement, hereby forever, fully, conclusively, absolutely, irrevocably, and unconditionally releases, discharges, and acquits the Supporting Holders and their Related Parties (collectively, the “Released Supporting Holder Parties”) and each of their respective property, to the fullest extent permitted under applicable law, from any and all causes of action and any other claims, counterclaims, demands, damages, losses, costs, expenses (including attorneys’ fees), debts, suits, obligations, liabilities, cross-claims, interests, controversies, actions, causes of action, defenses, guaranties, judgments, duties, rights, disputes, liens, derivative claims, remedies, and rights to reimbursement, subrogation, contribution, indemnification, or other payment whatsoever, whether known or unknown, foreseen or unforeseen, contingent or absolute, suspected or unsuspected, accrued or unaccrued, apparent or unapparent, existing as of the Closing or arising thereafter, in law, at equity, or otherwise, whether for tort, contract, claims arising out of violations of federal or state securities laws, breach of duty (including any duty of candor), any laws or statutes similar to the foregoing, or otherwise, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, duty, requirement, or otherwise, based in whole or in part upon any act or omission, error, negligence, breach of contract, tort, violation of law, transaction, or other occurrence or circumstances existing or taking place prior to or on the Closing in each case arising from or related in any way to the Company or the transactions or events giving rise to, or any claim that is treated as rising under, the Exchange Transactions or the negotiation, formulation, or preparation of this Agreement, the Definitive Documents or the guarantees, security documents, agreements, instruments, or other documents in each case related to the Definitive Documents, and the transactions contemplated hereby and thereby, and any related or ancillary acts, omissions, agreements, events, or other occurrences in connection with any of the foregoing, that the Company or any Company Releasing Party ever had, now has or may have on or by reason of any matter, cause or thing whatsoever from the beginning of time until the Closing, including those that the Company or any holder of a claim against or interest in the Company or any other entity could have been legally entitled to assert derivatively or on behalf of any other entity or in the future can or might assert (collectively, the “Company Released Claims”). Further, from and after the Closing, each Company Releasing Party hereby unconditionally and irrevocably covenants and agrees not to, and shall not, and shall cause each of its Affiliates and its and its Affiliates’ Related Parties not to, directly or indirectly, bring, maintain, file, commence, prosecute, or encourage, or assist or otherwise aid (unless legally compelled, including in connection with any governmental or regulatory investigation or proceeding) any other Person in the filing, commencement, or prosecution of, any cause of action, claim, or proceeding, whether directly, derivatively, or otherwise, against a Released Supporting Holder Party relating to or arising out of any Company Released Claim. Notwithstanding anything to the contrary in this paragraph (a), nothing herein shall release, and Company Released Claims shall not include (i) any rights or obligations arising under this Agreement, any Definitive Documents, or any related guarantees, security documents, agreements, instruments, or other documents (“Excluded Claims”), (ii) any claims in favor of the Company with respect to willful misconduct, actual fraud or gross negligence, as determined by a Final Order entered by a court of competent jurisdiction, or (iii) any claims against any Released Supporting Holder Party who fails to execute and deliver any document required to be executed and delivered by such Released Supporting Holder Party to effectuate this Agreement, any Definitive Documents, or the Exchange Transactions. The Released Supporting Holder Parties not party to this Agreement are intended third party beneficiaries of this Section 5, with full rights of enforcement of this Section 5 as if a party thereto.
(b)Effective from and after the Closing, in exchange for the cooperation and participation of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Supporting Holders, on behalf of itself and each of its heirs, legal representatives, predecessors, successors and assigns, and any and all other Persons who may purport to assert any claim or cause of action on behalf of such Supporting Holder (collectively, and solely to the extent such Persons can be legally bound by the applicable Supporting Holder, the “Holder Releasing Parties”), having been represented by counsel and having been fully and adequately informed as to the facts, circumstances, and consequences of this Agreement, hereby forever, fully, conclusively, absolutely, irrevocably, and unconditionally releases, discharges, and acquits the Company and each of its Related Parties (collectively, the “Company Released Parties”) to the fullest extent permitted under applicable law, from any and all causes of action and any other claims, counterclaims, demands, damages, losses, costs, expenses (including attorneys’ fees), debts, suits, obligations, liabilities, cross-claims, interests, controversies, actions, causes of action, defenses, guaranties, judgments, duties, rights, disputes, liens, derivative claims, remedies, and rights to reimbursement, subrogation, contribution, indemnification, or other payment whatsoever, whether known or unknown, foreseen or unforeseen, contingent or absolute, suspected or unsuspected, accrued or unaccrued, apparent or unapparent, existing as of the Closing or arising thereafter, in law, at equity, or otherwise, whether for tort, contract, claims arising out of violations of federal or state securities laws, breach of duty (including any duty of candor), any laws or statutes similar to the foregoing, or otherwise, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, duty, requirement, or otherwise, based in whole or in part upon any act or omission, error, negligence, breach of contract, tort, violation of law, transaction, or other occurrence or circumstances existing or taking place prior to or on the Closing in each case arising from or related in any way to the Company or the transactions or events giving rise to, or any claim that is treated as arising under, the Exchange Transactions or the negotiation, formulation, or preparation of this Agreement, the Definitive Documents or the guarantees, security documents, agreements, instruments, or other documents in each case related to the Definitive Documents, and the transactions contemplated hereby and thereby, and any related or ancillary acts, omissions, agreements, events, or other occurrences in connection with any of the foregoing, that a Supporting Holder or any Holder Releasing Party ever had, now has or may have on or by reason of any matter, cause or thing whatsoever from the beginning of time until the Closing, including those that the Company or any holder of a claim against or interest in the Company or any other entity could have been legally entitled to assert derivatively or on behalf of any other entity or in the future can or might assert (collectively, the “Holder Released Claims”). Further, from and after the Closing, each Holder Releasing Party hereby unconditionally and irrevocably covenants and agrees not to, directly or indirectly, bring, maintain, file, commence, prosecute, or encourage, or assist or otherwise aid (unless legally compelled) any other Person in the filing, commencement, or prosecution of, any cause of action, claim, or proceeding, whether directly, derivatively, or otherwise, against a Company

Released Party relating to or arising out of any Holder Released Claim. Notwithstanding anything to the contrary in this paragraph (b), nothing herein shall release the Company Released Parties from, and the Holder Released Claims shall not include, (i) any Excluded Claims, (ii) any claims in favor of the Supporting Holders with respect to willful misconduct, actual fraud or gross negligence, as determined by a Final Order entered by a court of competent jurisdiction, or (iii) against any Company Released Party who fails to execute and deliver any document required to be executed and delivered by such Company Released Party to effectuate this Agreement, any Definitive Documents, or the Exchange Transactions. The Company Released Parties not party to this Agreement are intended third party beneficiaries of this Section 5, with full rights of enforcement of this Section 5 as if a party thereto.
(c)The Supporting Holders and the Company acknowledge that they are aware that they or their attorneys may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to either the subject matter of this Agreement or any party hereto, but they hereto further acknowledge that it is their intention to hereby fully, finally, and forever settle and release all claims among them to the extent provided in this Agreement, whether known or unknown, suspected or unsuspected, which now exist, may exist, or heretofore have existed.
(d)The Parties expressly waive the provisions, rights, and benefits of California Civil Code § 1542 and any provisions under any federal, state, local, foreign, tribal, or common law similar to California Civil Code § 1542, which provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY. Each of the Parties expressly acknowledges that she, he, or it has been advised by her or his attorney of the contents and effect of Section 1542 of the California Civil Code or any other similar applicable provisions under any federal, state, local, foreign, tribal, or common law, and each Party expressly waives and relinquishes any and all rights and benefits that she, he, or it may have under, or that may be conferred upon her, him, or it by, the provisions of Section 1542 of the California Civil Code, or any other law of any state, territory, or jurisdiction that is similar, comparable, or equivalent to Section 1542, to the fullest extent that they may lawfully waive such rights or benefits pertaining to the Company Released Claims and Holder Released Claims (as applicable).

6. Conditions Precedent.
(a)It shall be a condition precedent to each Party’s obligation to consummate the Exchange Transactions that:
(i)each of the Definitive Documents shall have, if applicable, been duly executed and delivered by each party thereto, shall be in form and substance consistent with this Agreement in all material respects, including the consent rights set forth herein, and shall be in full force and effect (and all conditions precedent to effectiveness thereunder shall have been satisfied or waived in accordance with the terms thereof) by the Closing;
(ii)the Termination Date shall not have occurred;
(iii)no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued any order making illegal or otherwise restricting, preventing, or prohibiting the consummation of any of the Exchange Transactions, with such order still being in effect;
(iv)no temporary restraining order, permanent injunction, judgment, or other Law preventing, voiding, or making illegal the consummation of any of the Exchange Transactions shall have been entered, issued, rendered, or made and still in effect;
(v)the representations and warranties of the Parties contained herein shall be true and correct in all material respects at and as of the date hereof and as of the Closing with the same effect as if made at and as of such date and after giving effect to the Exchange Transactions (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date);
(vi)the Company shall have reimbursed the Supporting Holders for all Supporting Holders’ Fees and Expenses incurred that are payable on, before, or in connection with the occurrence of the Closing, for which an invoice has been received by the Company on or before the date that is one (1) Business Day prior to the Closing, including, for the avoidance of doubt, reasonable estimates of Supporting Holders’ Fees and Expenses through Closing; provided, that, to the extent the actually incurred Supporting Holders’ Fees and Expenses covered by such estimate are less than the paid estimate, then such excess shall be returned to the Company within thirty (30) days from Closing; and

(vii)the Parties shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing.
(b)Any of the conditions set forth in Section 6(a) may be waived by the mutual written consent of the Company and the Required Supporting Holders.
(c)It shall be a condition precedent to the Parties’ obligation to consummate the Exchange Transactions that holders of at least 98% of the aggregate principal amount of the Existing 2027 Notes (the “Minimum Participation”) shall, in each case, be exchanged pursuant to the Notes Exchange as of the Closing; provided, that the Minimum Participation may be waived only by the mutual written consent of the Company and the Required Supporting Holders.
7. Transfers; Joinder.
(a)Subject to Section 3(b) herein, each Supporting Holder agrees with the Company, and only with the Company, that, for the duration of the Support Period, such Supporting Holder shall not Transfer any of the Existing 2027 Notes or any Claim derived therefrom to any other Person that is not (i) a Supporting Holder or (ii) an Affiliate of such Supporting Holder or a fund, account, or investment vehicle that is controlled, managed, advised, or sub-advised by such Supporting Holder or a common investment advisor therewith that is bound by this Agreement (each entity described in clauses (i) through (ii), a “Permitted Transferee”) unless the transferee executes and delivers to counsel to the Company and the Supporting Holders, within three (3) Business Days after such Transfer, a Transfer Agreement. Upon compliance with the requirements of this Section 7(a), the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement only to the extent of the rights and obligations in respect of such transferred Existing 2027 Notes and/or Claims and the transferee shall be deemed a “Supporting Holder” under this Agreement.
(b)Notwithstanding anything to the contrary in this Section 7, the restrictions on Transfer set forth in this Section 7 shall in no way be construed to preclude any Supporting Holder or any of its Affiliates from acquiring additional Existing 2027 Notes; provided, that to the extent any Supporting Holder acquires additional Existing 2027 Notes, each such Supporting Holder agrees (i) to provide the Company upon their request and on the Exchange Commencement Date prior to the commencement of the Notes Exchange with an updated schedule of the principal amount of additional Existing 2027 Notes so acquired and (ii) that such additional Existing 2027 Notes shall be subject to this

Agreement for the duration of the Support Period, to the extent, and solely to the extent, held by a Supporting Holder or any of its Affiliates, including, for the avoidance of doubt, such Supporting Holder’s obligation to deliver such additional Existing 2027 Notes for exchange in the Notes Exchange pursuant to Section 3(a)(ii) hereof.
(c)Notwithstanding Section 7(a), a Qualified Marketmaker that acquires any Existing 2027 Notes with the purpose and intent of acting as a Qualified Marketmaker for such Existing 2027 Notes shall not be required to execute and deliver a Joinder or Transfer Agreement in respect of such Existing 2027 Notes if (i) such Qualified Marketmaker subsequently Transfers such Existing 2027 Notes (by purchase, sale, assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is a Person that is not an Affiliate, affiliated fund, or affiliated Entity with a common investment advisor of the Qualified Marketmaker; (ii) the transferee otherwise is a Permitted Transferee under Section 7(a); or (iii) the Transfer otherwise is permitted under Section 7(a). To the extent that a Supporting Holder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title, or interests in Existing 2027 Notes that the Qualified Marketmaker acquires from a holder of the Existing 2027 Notes who is not a Supporting Holder without the requirement that the transferee be a Permitted Transferee.
(d)The Company understands that the Supporting Holders are engaged in a wide range of financial services and businesses, and in furtherance of the foregoing, the Company acknowledges and agrees that the obligations and restrictions set forth in this Agreement shall only apply to the trading desk(s), fund(s), account(s), business group(s), and/or unit(s) of the Supporting Holders that principally manage and/or supervise each Supporting Holder’s investment in the Company and shall not apply to any other trading desk, fund(s), account(s), business group(s), and/or unit(s) therein of each Supporting Holder so long as they are not acting at the direction or for the benefit of such Supporting Holder or in connection with such Supporting Holders’ investment in the Company. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, any Person or any trading desk(s), fund(s), account(s), business group(s), and/or unit(s) therein of, or advised by the same investment advisor of, a Supporting Holder shall not be a Supporting Holder or a Released Supporting Holder Party unless expressly included on a Supporting Holder’s signature page to this Agreement.
(e)Should any Person holding Existing 2027 Notes other than a Permitted Transferee wish to become a Supporting Holder hereunder, it may do so by executing the Joinder Agreement, and delivering an executed copy thereof, within two (2) Business Days of closing of such Transfer, via email to greg.rodgers@lw.com, andrew.parlen@lw.com, george.klidonas@lw.com, jrubin@akingump.com,

bflannery@akingump.com, and melanie.miller@akingump.com, in which event such Person shall be deemed to be a Supporting Holder hereunder with respect to all rights and obligations under such Existing 2027 Notes and under this Agreement, pursuant to and subject to the terms and conditions of this Agreement.
8. Termination. This Agreement may be terminated upon the occurrence of any of the following events (each event a “Termination Event” and the date on which this Agreement is terminated in accordance herewith, the “Termination Date”):
(a)by the Company, in its sole and absolute discretion, upon prior written notice to Akin in accordance with Section 23 of this Agreement, with respect to all Parties, if:
(i)(A) at any time, a Supporting Holder has breached, in any material respect, any of its representations, warranties, covenants, or obligations under this Agreement, (B) the Company has provided written notice to the Supporting Holder of such breach, and (C) such breach remains outstanding as of the date that is five (5) Business Days after the delivery of such notice to the Supporting Holder, as applicable; provided, that, such termination shall only be effective as against the breaching Supporting Holder;
(ii)at any time, the Company exercises the Fiduciary Out in accordance with the terms herein; or
(iii)at any time the Supporting Holders who are Parties to this Agreement do not hold at least 75.2% of the aggregate principal amount outstanding of each of the Existing 2027 Notes, and such condition remains uncured for a period of three (3) Business Days after the receipt by the Supporting Holders of written notice from the Company; provided, that such period shall be extended to five (5) Business Days in the case of a Transfer in accordance with Section 7(c).
(b)by a Supporting Holder, solely with respect to such Supporting Holder, if:
(i)(A) the Company has breached, in any material respect, any of its representations, warranties, covenants, or obligations under this Agreement, (B) such terminating Supporting Holder has provided written notice to the Company of such breach, and (C) such breach remains outstanding as of the date that is five (5) Business Days after the delivery of such notice to the Company, as applicable;

(ii)any of the Milestones set forth in Section 2 have not been achieved, extended, or waived by the date identified for completion of such Milestone (as such date may be extended or waived);
(iii)the Company (A) publicly announces its intention not to support the Exchange Transactions, or (B) files, publicly announces, or executes a definitive written agreement with respect to an Alternative Transaction;
(iv)if, without the prior consent of the Required Supporting Holders, the Company (A) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state, or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, (C) makes a general assignment or arrangement for the benefit of creditors or (D) takes any corporate action for the purpose of authorizing any of the foregoing;
(v)the Company exercises the Fiduciary Out in accordance with the terms herein; or
(vi)any Definitive Document does not comply in all material respects with Section 2 hereof.
(c)by the written mutual consent of the Company and the Required Supporting Holders, with respect to all Parties;
(d)by any Party, with respect to all Parties upon prior written notice to counsel to the other Party, if any Governmental Entity, including any regulatory authority or court of competent jurisdiction, issues any final, non-appealable ruling or order that (A) enjoins the consummation of a material portion of the Exchange Transactions and (B) remains in effect for thirty (30) Business Days after the Company transmits a written notice in detailing any such issuance; provided, that this termination right shall not apply to or be exercised by a Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;
(e)by any Party if there is any commencement of an involuntary case against the Company or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of the Company, or its debts, or of a substantial part of its assets, under any federal, state, or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect (provided that such involuntary proceeding is not dismissed within a period of thirty (30) days after the filing thereof) or if any court grants the relief sought in such involuntary proceeding; provided, that, this termination right may not be exercised by any terminating Party that commenced or filed such case or proceeding in contravention of any obligation set out in this Agreement; and
(f)automatically, as to all Parties, upon the Closing.
Upon the Termination Date, this Agreement shall forthwith become null and void ab initio and of no further force or effect; each Party hereto shall be released from its commitments, undertakings and agreements under or related to this Agreement and any of the Definitive Documents, as applicable; and there shall be no liability or obligation on the part of any Party hereto; provided, that termination by a Supporting Holder shall only relieve such Party and this Agreement shall otherwise continue in full force and effect; provided, further, that in no event shall any such termination relieve a Party hereto from (i) liability for its breach or non-performance of its obligations hereunder prior to such Termination Date, notwithstanding any termination of this Agreement by any other Party and (ii) obligations under this Agreement which expressly survive any such termination pursuant to Section 21; provided, further, that notwithstanding anything to the contrary herein, any Termination Event may be waived in accordance with the procedures established by Section 17, in which case the Termination Event so waived shall be deemed not to have occurred, this Agreement shall be deemed to continue in full force and effect, and the rights and obligations of the Parties hereto shall be restored, subject to any modification set forth in such waiver.
Subject to Section 3(b) herein, the rights under this Agreement of any Supporting Holder shall terminate upon a Transfer made in contravention to the terms contained in Section 7 hereof.
Notwithstanding the foregoing or anything herein to the contrary, no Party may exercise any of its respective termination rights as set forth in this Section 8 if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement unless such failure to perform or comply arises as a result of another Party’s actions or inactions or would not otherwise give rise to a Termination Event in favor of the other Party.
9. Representations and Warranties of the Supporting Holders.
Each Supporting Holder severally, and neither jointly nor jointly and severally, represents and warrants that, during the Support Period (except as otherwise provided below):
(a)It (i) is, as of the Support Effective Date or, if after the Support Effective Date, the date upon which it delivers its executed signature page to this Agreement, the beneficial owner (including pursuant to any swap or derivative transaction) or is the nominee, investment manager, or advisor for beneficial holders of the face amount of the Existing 2027 Notes, or is the nominee, investment manager or advisor for beneficial owners of or discretionary accounts holding the Existing 2027 Notes, as reflected in such Party’s signature block to this Agreement and (ii) does not beneficially own any other Existing 2027 Notes. Each Supporting Holder is a Supporting Holder with respect to all Existing 2027 Notes that it owns or for which it is the nominee, investment manager, or advisor for beneficial holders of discretionary accounts holding the Existing 2027 Notes other than as set forth herein.
(b)It has the full power and authority to act on behalf of, vote and consent to matters concerning the Existing 2027 Notes reflected in such Party’s signature block to this Agreement, except those Existing 2027 Notes (i) indicated as “unsettled” on such Party’s signature block to this Agreement due to such Existing 2027 Notes having been purchased by such Supporting Holder in trades that have not settled as of the date such Supporting Holder becomes a Supporting Holder or (ii) beneficially held by managed account clients that have reserved voting authority on such matters.
(c)The Existing 2027 Notes reflected in such Party’s signature block to this Agreement are not, as of the date of this Agreement, subject to any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that could reasonably be expected to adversely affect in any way such Party’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed.
(d)Its execution and delivery of this Agreement and the Definitive Documents, the performance of its obligations hereunder and thereunder and the consummation of the Exchange Transactions have been duly authorized by all necessary corporate action on the part of such Supporting Holder, and no other proceedings on the part of such Supporting Holder and no other votes, consents or approvals or actions or proceedings by or on behalf of such Supporting Holder are necessary to effectuate the Exchange Transactions contemplated by, and perform its obligations under, this Agreement and the Definitive Documents.
(e)As of the date hereof (or such later date that it delivers its signature page hereto to the other Parties), it has no actual knowledge of any event that, due to any fiduciary or similar duty to any other person or entity, would prevent it from taking any action required of it under this Agreement or the Definitive Documents.

(f)The execution, delivery, and performance by it of this Agreement and the Definitive Documents and the consummation of the Exchange Transactions does not, and shall not, require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body.
(g)(i) It is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, and (ii) any securities of the Company acquired by such Supporting Holder in connection with the Exchange Transactions shall have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.
(h)It is validly existing and in good standing under the laws of the jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such Supporting Holder, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, including remedies of specific performance and injunctive and other forms of equitable relief.
(i)It has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Exchange Transactions contemplated by, and perform its respective obligations under, this Agreement.
(j)The execution, delivery, and performance of this Agreement and the Definitive Documents and the consummation of the Exchange Transactions does not and shall not: (i) violate any provision of law, rules, or regulations applicable to it or any of its subsidiaries in any material respect; (ii) violate its certificate of incorporation, bylaws, or other organizational documents; or (iii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it is a party, which conflict, breach, or default, would have a material and adverse effect on the Exchange Transactions.
(k)By reason of its business and financial experience, each Supporting Holder has such knowledge, sophistication, and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of participating in the Exchange Transactions, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment. Each Supporting Holder has been furnished with materials relating to the business, finances and operations of the Company and relating to the Exchange Transactions that have been requested by the Supporting Holder. Each Supporting Holder has been afforded the opportunity to ask questions of the Company and their representatives. Each Supporting Holder understands and acknowledges that its participation in the Exchange Transactions involves a high degree of risk and uncertainty. Each Supporting Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its participation in the Exchange Transactions.
(l)It has not formed a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5 under the Exchange Act) with any other Supporting Holder(s) (other than, for the avoidance of doubt, any Supporting Holders that are Affiliates of such Supporting Holder) and has no current intention of doing so.
10. Representations and Warranties of the Company.
The Company represents and warrants that during the Support Period (except as otherwise provided below):
(a)The execution and delivery of this Agreement and the Definitive Documents by it, the performance of its obligations hereunder and the consummation of the Exchange Transactions have been duly authorized by all necessary corporate action on the part of the Company, including the approval by its board of directors or any such similar governing body of the Exchange Transactions, and no other proceedings on the part of the Company and no other votes, consents or approvals or actions or proceedings by or on behalf of the Company, are necessary to effectuate the Exchange Transactions contemplated by, and perform its obligations under, this Agreement and the Definitive Documents.
(b)As of the date hereof, it has no actual knowledge of any event that, due to any fiduciary or similar duty to any other person or entity, would prevent it from taking any action required of it under this Agreement or the Definitive Documents.
(c)It is validly existing and in good standing under the laws of the jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, including remedies of specific performance and injunctive and other forms of equitable relief.
(d)It has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and the Definitive Documents, to consummate the Exchange Transactions, and to perform its respective obligations under this Agreement and the Definitive Documents.

(e)Assuming the representations made by the Supporting Holders in this Agreement and in the Exchange Offer Materials are true and accurate, (i) the offer and issuance by the Company of the New Notes, the New Equity, the Prefunded Warrants, the Purchase Warrants, the Prefunded Warrant Shares, and the Conversion Shares in conformity with this Agreement, the Exchange Offer Materials, the New Notes Indenture and the Warrant Agreements (as applicable) constitute transactions exempt from registration under the Securities Act and (ii) the New Notes, the New Equity, the Purchase Warrants, the Prefunded Warrants, the Prefunded Warrant Shares, and the Conversion Shares are not required to bear a restrictive legend.
(f)The Exchange Offer Materials, taken as a whole, as of their date and as of the Closing, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made.
(g)As of the Closing, (i) the New Notes will have been duly authorized and, when executed, authenticated, and delivered in accordance with the terms of this Agreement, the Exchange Offer Materials, and the New Notes Indenture, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability, and will be entitled to all the benefits of the New Notes Indenture, and (ii) the New Notes Indenture, when duly authorized, executed and delivered by the Company, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.
(h)As of the Closing, the New Equity, the Prefunded Warrants, the Purchase Warrants, the Conversion Shares, and the Warrant Shares, in each case, when issued in accordance with the terms of this Agreement, the Exchange Offer Materials, the New Notes Indenture and the Warrant Agreements, as applicable, will have been duly authorized and, when issued and delivered, will be validly issued, fully paid and non-assessable, and free and clear of all taxes, liens, or other encumbrances, pre-emptive rights, rights of first refusal, subscription rights and similar rights, except for any restrictions on transfer as may be imposed by (i) applicable Securities Laws and (ii) the Definitive Documents.

(i)The execution, delivery, and performance of this Agreement and the Definitive Documents and the consummation of the Exchange Transactions does not and shall not: (i) violate any provision of law, rules, or regulations applicable to it in any material respect; (ii) violate its certificate of incorporation, bylaws, or other organizational documents; (iii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it is a party, which conflict, breach, or default, would have a material and adverse effect on the Exchange Transactions; or (iv) assuming the accuracy of the representations and warranties set forth in Section 9, cause the Company to consider (A) any Supporting Holder to be deemed to “control,” or to be an “affiliate” of, the Company within the meaning of Rule 144 under the Securities Act, or (B) the Supporting Holders, or any subset thereof, to constitute or be deemed to constitute a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5 under the Exchange Act) other than with respect to any Supporting Holders that are Affiliates of one another.
(j)No Event of Default has occurred and is continuing under the Existing 2027 Notes Indenture.

11. Good Faith Cooperation; Further Assurances.
Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary from time to time, to effectuate the Exchange Transactions, as applicable. During the Support Period, the Company hereby covenants and agrees to cooperate in good faith with all information requests reasonably made by any Supporting Holder or advisors to the Supporting Holders that are necessary or advisable for any Supporting Holder to evaluate or consummate the Exchange Transactions, and further covenants and agrees to deliver such information requested on a timely basis.
12. Effectiveness.
This Agreement shall be effective and binding upon the Company and the undersigned Supporting Holders as of the date on which: (a) the Company shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Supporting Holders, (b) Supporting Holders holding at least 75.2% by principal face amount of the outstanding Existing 2027 Notes shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company, and (c) the Company shall have paid all accrued and unpaid Supporting Holders’ Fees and Expenses through the Support Effective Date for which an invoice has been received by the Company on or before two (2) Business Days prior to the Support Effective Date, including for the avoidance of doubt, reasonable estimates of Supporting Holders’ Fees and Expenses through the Support Effective Date (the “Support Effective Date”).
13. Entire Agreement.
This Agreement, including all exhibits hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, other than the Supporting Holder Confidentiality Agreements, which remain unaltered.
14. Waiver.
If the Exchange Transactions contemplated herein are not consummated, or if this Agreement is terminated under Section 8 hereof, nothing shall be construed herein as a waiver by any Party of all such Party’s rights, and the Parties expressly reserve any and all of their respective rights.

15. FRE 408.
Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence in any applicable jurisdiction, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms without the prior written consent of the Parties.
16. Counterparts.
This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).
17. Amendments; Waiver.
Except as otherwise provided herein, no provision of this Agreement may be modified, waived, amended, restated, or supplemented, without the prior written consent of the Company and the Required Supporting Holders; provided, however, that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Supporting Holders other than the Required Supporting Holders (as compared to the Required Supporting Holders), then the consent of each such affected Supporting Holder shall also be required to effectuate such modification, amendment, waiver or supplement. Any consent required to be provided pursuant to this Section 17 may be delivered by email pursuant to the notice provision herein. Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 17 shall be ineffective and void ab initio.
18. Headings.
The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.
19. Relationship Among Parties.
(a)It is understood and agreed that no Supporting Holder owes a fiduciary duty or duty of trust or confidence of any kind or form to any other Party. In this regard, it is understood and agreed that any Supporting Holder may trade in claims and interests of the Company without the consent of the Company or any other Supporting Holder, subject to the applicable securities laws and the terms of this Agreement. No Supporting Holder shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. No Supporting Holder shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be a part of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act and Rule 13d-5 under the Exchange Act) with any other Party. For the avoidance of doubt, each Supporting Holder has made and will make its own investment decisions regarding the securities of the Company independent of any non-affiliated Supporting Holder and no action taken by a Supporting Holder pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Supporting Holders are in any way acting in concert or as such a “group.”
(b)All obligations in this Agreement are several and not joint. All rights under this Agreement are separately granted by each Supporting Holder to the Company, and the decision to commit to execute this Agreement by each Supporting Holder has been made independently of any other Supporting Holder.
20. Acknowledgments; Obligations Several.
Notwithstanding that this Agreement is being executed by multiple Supporting Holders, the obligations of the Supporting Holders under this Agreement are several and neither joint nor joint and several. No Supporting Holder shall be responsible in any way for the performance of the obligations or any breach of any other Supporting Holder under this Agreement, and nothing contained herein, and no action taken by any Supporting Holder pursuant hereto shall be deemed to constitute the Supporting Holder as a partnership, an association or joint venture of any kind, or create a presumption that the Supporting Holder is in any way acting other than in its individual capacities. None of the Supporting Holders shall have any fiduciary duty or other duties or responsibilities in any kind or form to each other, the Company or any of the Company’s other lenders, noteholders or stakeholders as a result of this Agreement or the transactions contemplated hereby. Each Supporting Holder acknowledges that no other Supporting Holder shall be acting as agent of such Supporting Holder in connection with monitoring such Supporting Holder’s investment or enforcing its rights under this Agreement, the Definitive Documents, or any other documents to be entered into in connection with the consummation of the Exchange Transactions. No securities of the Company are being offered or sold hereby and this Agreement neither constitutes an offer to sell nor a solicitation of an offer to buy any securities of the Company.
21. Survival.
Notwithstanding the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 4(a)(v), Section 8, and Sections 11 through 26 (inclusive), (and any definitions or interpretative provisions used therein but defined elsewhere in this Agreement) shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

22. Governing Law; Chosen Forum; Waiver of Jury Trial.
(a)This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
(b)Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in a New York state or federal court sitting in the Chosen Court, and solely in connection with claims arising under this Agreement: (i) irrevocably submits to the exclusive jurisdiction and the authority of the Chosen Court; (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Court; and (iii) waives any objection that the Chosen Court is an inconvenient forum, does not have jurisdiction over any Party hereto, or lacks the constitutional authority to enter a Final Order in connection with such action or proceeding.
(c)Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding arising out of, or relating to, this Agreement or the transactions contemplated hereby (whether based on contract, tort, or any other theory). Each Party (i) certifies that no representative, agent, or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 22.
23. Notices.
All notices, requests and other communications hereunder must be in writing and shall be deemed to have been duly given only if delivered personally or by electronic mail transmission, facsimile or first-class mail to the Parties at the following addresses or email addresses:
(a)If to the Company:
Gossamer Bio, Inc.
3115 Merryfield Row, Suite 120
San Diego, CA 92121
Attn:     Christian Waage (swaage@gossamerbio.com)

with copies to (which shall not constitute notice):
Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
Attn:     Greg Rodgers (greg.rodgers@lw.com)
Andrew Parlen (andrew.parlen@lw.com)
George Klidonas (george.klidonas@lw.com)
(b)If to the Supporting Holders:
To the addresses set forth on the signature pages hereto.
with copies to (which shall not constitute notice):
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attn:     Jason Rubin (jrubin@akingump.com)
Bryan D. Flannery (bflannery@akingump.com)
Melanie A. Miller (melanie.miller@akingump.com)
24. Successors and Assigns; No Third-Party Beneficiaries.
(a)The terms and provisions of this Agreement are intended solely for the benefit of the Parties, and this Agreement is intended to bind and inure to the benefit of their respective successors and permitted assigns.
(b)Except as set forth in Section 5 of this Agreement with respect to the Mutual Release, it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity except as otherwise expressly permitted herein.
25. Interpretation and Rules of Construction; Severability.
This Agreement is the product of negotiations among the Parties and in the enforcement or interpretation hereof is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Parties were each represented by counsel during the negotiations and drafting of this Agreement. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if the essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable. In this Agreement, unless the context otherwise requires (a) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words, (b) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (.pdf), facsimile transmission or comparable means of communication, (c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa, (d) the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all exhibits attached hereto, and not to any provision of this Agreement, (e) the term this “Agreement” shall be construed as a reference to this Agreement, including the exhibits attached hereto, as the same may have been, or may from time to time be, amended, restated, amended and restated, modified, varied, novated or supplemented in accordance with its terms, and (f) time is of the essence in the performance of the obligations of each of the Parties. In the event of a conflict between this Agreement and any Definitive Document, then, solely as between the Parties, this Agreement shall control.
26. Publicity of the Ad Hoc Noteholder Committee.
Other than to the extent required by applicable Law and regulation or by any governmental or regulatory authority, no Party shall disclose to any Person (including, for the avoidance of doubt, any other Supporting Holder), other than legal, accounting, financial, and other advisors of such Party, Akin, and legal, accounting, financial and other advisors to the Company (who are under obligations of confidentiality to the Company with respect to such disclosure, and whose compliance with such obligations the Company shall be responsible for), the principal amount or percentage of the Existing 2027 Notes Claims held by any member of the Ad Hoc Noteholder Committee or any of its respective subsidiaries (including, for the avoidance of doubt, any Existing 2027 Notes Claims acquired pursuant to any Transfer) or the signature page of such member of the Ad Hoc Noteholder Committee; provided, however, that the Company shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, any class of the Existing 2027 Notes Claims held by the Ad Hoc Noteholder Committee collectively. Notwithstanding the foregoing, the members of the Ad Hoc Noteholder Committee hereby consent to the disclosure of the execution, terms, and contents of this Agreement by the Company in the Definitive Documents to the extent required by Law or regulation; provided, however, that (i) if the Company determines that it is required to attach a copy of this Agreement or Transfer Agreement to any Definitive Documents or any other filing or similar document relating to the Transactions set forth herein, to the extent permissible under applicable Law, it shall redact any reference to or concerning a specific Ad Hoc Noteholder Committee member’s name or holdings of Existing 2027 Notes Claims and Ad Hoc Noteholder Committee member’s signature page and (ii) if disclosure of additional information of any member of the Ad Hoc Noteholder Committee is required by applicable Law, advance notice of the intent to disclose, if permitted by applicable Law, shall be given by the disclosing Party to each member of the Ad Hoc Noteholder Committee (who shall have the right to seek a protective order prior to disclosure). The Company further agrees that such information shall be redacted from “closing sets” or other representations of the fully executed Agreement or Transfer Agreement. In addition, the Company shall not disclose any Ad Hoc Noteholder Committee member’s name publicly (other than by virtue of the inclusion of such Ad Hoc Noteholder Committee member as a consenting signatory to any applicable Definitive Document as required by applicable Law and regulation or by any governmental or regulatory authority), including in any press release, without such Ad Hoc Noteholder Committee member’s consent. The Company shall submit drafts to Akin of any press releases, public announcements or other communications with any news media, in each case, to be made by the Company relating to this Agreement or the Exchange Transactions and any amendments thereof (each, an “Announcement”) at least forty-eight (48) hours before the public disclosure of any such Announcement, and shall afford Akin a reasonable opportunity under the circumstances to comment on such Announcement and shall consider any such comments in good faith.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

[Signature pages follow]

COMPANY

GOSSAMER BIO, INC.

/s/ Christian Waage
________________________________
Name: Christian Waage
Title: EVP & General Counsel

COMPANY SUBSIDIARY

GB001, INC.

/s/ Christian Waage
________________________________
Name: Christian Waage
Title: Director

COMPANY SUBSIDIARY

GB002, INC.

/s/ Christian Waage
________________________________
Name: Christian Waage
Title: Director

COMPANY SUBSIDIARY

GB003, INC.

/s/ Christian Waage
________________________________
Name: Christian Waage
Title: Director

COMPANY SUBSIDIARY

GB004, INC.

/s/ Christian Waage
________________________________
Name: Christian Waage
Title: Director

COMPANY SUBSIDIARY

GB007, INC.

/s/ Christian Waage
________________________________
Name: Christian Waage
Title: Director

COMPANY SUBSIDIARY

GB008, INC.

/s/ Christian Waage
________________________________
Name: Christian Waage
Title: Executive Vice President, Director

Exhibit 10.2
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of May 18, 2026, is entered into by and between Gossamer Bio, Inc., a Delaware corporation (the “Company”), and the undersigned (the “Noteholder”). The Noteholder is a beneficial owner or investment advisor, sub-advisor or manager of funds and/or accounts that are holders or beneficial holders of the Company’s 5.00% convertible senior notes due 2027 (the “Existing 2027 Notes”) issued pursuant to that certain Indenture, dated as of May 21, 2020, and a first supplemental indenture, dated as of May 21, 2020, each between the Company, as issuer, and Wilmington Trust, National Association, as trustee. Each of the Company and the Noteholder are referred to herein individually as a “Party” and collectively as the “Parties”.
WHEREAS, the Company will be conducting an exchange of the Existing 2027 Notes for
(i) new 7.50% convertible senior secured first lien notes of the Company due 2030 (the “New First Lien Convertible Notes”), (ii) new shares of common stock of the Company (the “Common Stock”), par value $0.0001 per share (the “New Shares”) or, in lieu of issuing shares of Common Stock, prefunded warrants to purchase shares of Common Stock (the “Prefunded Warrants” and, together with the Common Stock, the “Equity Securities”), and (iii) with respect to eligible Noteholders, warrants to purchase shares of the Company’s Common Stock (the “Purchase Warrants”) (collectively, the “Notes Exchange”);
WHEREAS, as of the date hereof, the Noteholder is the record and/or beneficial owner of the principal amount of Existing 2027 Notes as set forth on the Noteholder’s signature page to this Agreement;
WHEREAS, as of the date the Equity Securities are issued to the Noteholder upon consummation (whether in connection with the early settlement, if any, or final settlement) of the Notes Exchange (the “Closing”), the Noteholder will be the record and/or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 1,588.2353 New Shares per $1,000 principal amount of Existing 2027 Notes held by the Noteholder immediately prior to the Closing (excluding any shares of Common Stock issuable upon exercise of the Prefunded Warrants unless and until any such Prefunded Warrants have been exercised, the “Subject Shares”);
WHEREAS, concurrently with the launch of the Notes Exchange, the Company intends to file a proxy statement relating to the proposals set forth on Schedule A hereto (the “Proposals”, and such proxy statement, the “Proxy Statement”); and
WHEREAS, the Noteholder has agreed to vote its Subject Shares in favor of the Proposals at the first special meeting of the Company at which a vote is held on the Proposals (the “Special Meeting”).

2

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
ARTICLE I
AGREEMENTS OF THE NOTEHOLDER
1.1Agreement to Vote. Subject to the terms of this Agreement, the Noteholder hereby agrees that, at the Special Meeting, including any adjournment or postponement thereof, the Noteholder shall (or shall cause the holder of record of its Subject Shares to), in each case to the fullest extent that the Noteholder’s Subject Shares are entitled to vote thereon: (a) appear at the Special Meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum and (b) be present (in person or by proxy) and vote (or cause to be voted) all of its Subject Shares in favor of the Proposals in substantially the form set forth on Schedule A hereto. Except as set forth in this Section 1.1, nothing in this Agreement shall limit the right of the Noteholder to vote in favor of, against or abstain with respect to any matter presented to the stockholders of the Company, including for the avoidance of doubt, any proposals in the Proxy Statement that are not consistent in all material respects with the Proposals as set forth in Schedule A hereto.
1.2Transfer Restrictions. From and after the Closing and until 5:00 p.m., New York City time on the date that is the earlier of (i) the record date for the Special Meeting proposed to be held following the Notes Exchange (the “Record Date”) and (ii) the date that is two (2) business days following the Closing (the “Lock-up Period”), the Noteholder agrees with the Company that it shall not Transfer (as defined below) any of the Noteholder’s Subject Shares, or enter into any contract, option, or other agreement with respect to a Transfer of any of the Noteholder’s Subject Shares, or the Noteholder’s voting interest therein.

“Transfer” means, with respect to any security, directly or indirectly, to transfer, sell, exchange, assign, or convey legal or beneficial ownership interest in (including the right or power to vote), or otherwise dispose of (whether by sale, liquidation, dissolution, dividend, distribution or otherwise) such security; provided, however, that any customary custodian arrangement or account at a prime broker, bank or broker-dealer at which a Noteholder maintains an account in the ordinary course of business including Subject Shares where such prime broker, bank or broker-dealer holds a security interest, pledge or other encumbrance over securities held in such account generally shall not be deemed a “Transfer” for any purposes hereunder so long as, regardless of such arrangement, the Noteholder retains at all times the right and ability to vote the Subject Shares in favor of the Proposals.
ARTICLE II
AGREEMENTS OF THE COMPANY

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2.1 Proxy Statement. The Company hereby agrees to set the Record Date as the date that is, and file the definitive Proxy Statement, as early as practicable following the later to occur of (i) the Closing and (ii) the Securities and Exchange Commission completing its review, if any, of the Proxy Statement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE NOTEHOLDER
The Noteholder represents and warrants, on its own account with respect to the Existing 2027 Notes and the Subject Shares beneficially owned by the Noteholder, to the Company that:
3.1 Authorization; Binding Agreement. The Noteholder has full legal capacity and authority to enter into this Agreement and carry out its obligations hereunder. If the Noteholder is not a natural person, (a) the Noteholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (b) the execution and delivery of this Agreement by the Noteholder has been duly and validly authorized by all necessary entity action on the part of the Noteholder, and no other entity proceedings on the part of the Noteholder are necessary to authorize this Agreement or to perform the Noteholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Noteholder and, assuming due authorization, execution and delivery by the other Parties, constitutes a valid and binding agreement of the Noteholder enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, including remedies of specific performance and injunctive and other forms of equitable relief.
3.2 Ownership of Existing 2027 Notes. The Noteholder (i) is, as of the date hereof, the record and/or beneficial owner of all of such Noteholder’s Existing 2027 Notes and (ii) will be, following the settlement of the Notes Exchange, the record and/or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all of the Subject Shares received by the Noteholder in the Notes Exchange, in each case, free and clear of any encumbrance or lien thereon, except for encumbrances or liens in favor of a prime broker, bank or broker-dealer in connection with any customary custodian arrangement or account at such prime broker, bank or broker-dealer in which a Noteholder maintains an account in the ordinary course of business.
3.3 Voting Power. The Noteholder will, on the Record Date, have full voting power with respect to all of the Subject Shares beneficially owned by such Noteholder, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of its Subject Shares.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Noteholder that:

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4.1 Authorization; Binding Agreement. The Company has full legal capacity and authority to enter into this Agreement and carry out its obligations hereunder. The Company is a legal entity, duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution and delivery of this Agreement by the Company has been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other Parties, constitutes a valid and binding agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, including remedies of specific performance and injunctive and other forms of equitable relief.
ARTICLE V
MISCELLANEOUS
5.1 Adjustments. Any shares of capital stock or other voting equity securities of the Company that are issued to the Noteholder, or that the Noteholder acquires record or beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, during the Term, whether pursuant to purchase, exercise, exchange (including in connection with the Transactions) or conversion of, or other transaction involving any and all options, rights or other securities, shall be subject to the terms and conditions of this Agreement to the same extent as if they comprised the Subject Shares as of the date hereof (but, for the avoidance of doubt, shall not be subject to the limitations on Transfer set forth in Section 1.2). In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting any Subject Shares, the terms of this Agreement shall apply to the resulting securities and the term “Subject Shares” shall be deemed to refer to and include such securities.
5.2 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (ii) one (1) business day after being sent by commercial overnight courier service, or (iii) upon transmission during normal business hours (and if not, the next business day) if sent via email with confirmation of receipt (other than automatic confirmation of receipt); provided that, in each case, the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party as follows (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):
if to the Company:

Gossamer Bio, Inc.

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3115 Merryfield Row, Suite 120
San Diego, CA 92121

Attn: Christian Waage (cwaage@gossamerbio.com) with a copy to (which shall not constitute notice):
Latham & Watkins LLP
1271 Avenue of the Americas New York, NY 10020

Attn:    Greg Rodgers (greg.rodgers@lw.com) Ryan Gold (ryan.gold@lw.com)
if to a Noteholder, to such Noteholder’s address or email address set forth across from such Noteholder’s name on the signature pages hereto, with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP One Bryant Park
New York, NY 10036

Attn:    Jason Rubin (jrubin@akin.com)
Bryan Flannery (bflannery@akingump.com)

5.3 Termination. This Agreement shall terminate automatically upon the earlier of: (a) the termination, withdrawal or abandonment by the Company of the Notes Exchange prior to the Closing, (b) the date of the Special Meeting, including any adjournment or postponement thereof, without any notice or other action by any Person and (c) the date that is 60 days after the date of Closing. The period from the date hereof until the termination of this Agreement pursuant to this Section 5.3 shall be referred to as the “Term”. For the avoidance of doubt, the Noteholder’s obligations under this Agreement are contingent upon the occurrence of the Closing, and if the Notes Exchange is terminated without the Closing having occurred, this Agreement shall be null and void in all respects and of no further force or effect without any action required by the parties hereto, in which event, no restrictions contained herein shall be applicable to any stock, Existing 2027 Notes or other equity interests of any entities presently owned or thereafter acquired by any Noteholder whatsoever. Nothing in this Section 5.3 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

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5.4 Severability. If any provision or provisions of this Agreement is or are held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) will not in any way be affected or impaired thereby and will remain enforceable to the fullest extent permitted by applicable law; (b) such provision or provisions will be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent permitted by applicable law, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) will be construed so as to give effect to the intent manifested thereby.
5.5 Entire Agreement; Counterparts. This Agreement constitutes the entire agreement with respect to the Noteholders obligations and supersedes all prior and concurrent agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
5.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
5.7 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform its obligations under the provisions of this Agreement in accordance with its terms or otherwise breaches such provisions. Subject to the following sentence, during the Term, the Parties shall be entitled to an injunction or injunctions, specific performance, or other non-monetary equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in a New York state or federal court sitting in the United States District Court for the Southern District of New York or any New York state court sitting in the Borough of Manhattan, New York, New York (the “Chosen Courts”) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement. No Party shall oppose the granting of an injunction, specific performance, or other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is unenforceable, invalid or not an appropriate remedy for any reason at law or equity. Any Party seeking any injunction or other equitable relief to prevent any breach of this Agreement or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.7 shall not be required to provide any bond or other security in connection with any such order or injunction.

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5.8 FRE 408. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence in any applicable jurisdiction, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.
5.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in the Chosen Courts, and solely in connection with claims arising under this Agreement: (i) irrevocably submits to the exclusive jurisdiction and the authority of the Chosen Courts; (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (iii) waives any objection that the Chosen Courts are an inconvenient forum, does not have jurisdiction over any Party hereto, or lacks the constitutional authority to enter final orders in connection with such action or proceeding. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). Each Party (i) certifies that no representative, agent, or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.9.
5.10 Amendments and Waivers. This Agreement may not be amended, modified or waived in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment or waiver, as applicable, hereto, signed on behalf of each of the Parties in interest at the time of the amendment or waiver, as applicable. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
5.11 Further Assurances. Upon the reasonable request of the Company, the Noteholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to perform its obligations under this Agreement.
(Signature Pages Follow)

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The Parties are executing this Agreement as of the date first set forth above.
GOSSAMER BIO, INC.

By:    ______________________
Name:
Title:
(Signature Page to Voting and Support Agreement)

[ ò ], as Investment Manager to Underlying Funds

By:    ______________________
Name:
Title:

Address:
[ ò ]

Email Addresses:
[ ò ]

Aggregate Amounts Beneficially Owned or Managed on Account of:
Existing 2027 Notes	$[ ò ]

Schedule A
1.approval, in accordance with Nasdaq Listing Rule 5635(d), of the potential issuance of shares of common stock upon (i) conversion of up to $72.0 million in aggregate principal amount of the New First Lien Convertible Notes and make-whole payments in the form of Common Stock, and (ii) exercise of up to 150,000,000 Purchase Warrants, which issuances would, in the aggregate, exceed 20% of the shares of Common Stock issued and outstanding immediately prior to the time of commencement of the Notes Exchange;
2.approval of an amendment and restatement of the Company’s 2019 Incentive Award Plan (the “Restated Plan”), to increase the number of shares of Common Stock authorized for issuance thereunder;
3.approval of an amendment to the Company’s Restated Certificate of Incorporation (the “Charter”) to increase the number of authorized shares of the Company’s Common Stock from 700,000,000 to 4,000,000,000, in order to support, among other things, the additional share issuances of Common Stock issuable upon conversion of the New First Lien Convertible Notes, Prefunded Warrants and Purchase Warrants and under the Restated Plan;
4.approval of a series of 30 alternate amendments to the Charter to effect (i) a reverse stock split of the Company’s common stock (on a range of proposed ratios of not less than 1-for-10 on the low end and not greater than 1-for-150 on the high end), with the exact ratio to be determined by the Board of Directors at a later date and (ii) a proportionate reduction in the number of authorized shares of common stock (and correspondingly decrease the total number of authorized shares of the Company’s capital stock); and
5.approval of one or more adjournments of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals at the special meeting or any adjournment(s) thereof.

Exhibit 99.1
Gossamer Bio Announces First Quarter 2026 Financial Results and Provides Business Update
- FDA Confirms In-Person Pre-NDA Type B Meeting in Mid-June -
- Positive PROSERA CT FRI Results Demonstrated Multiple Statistically Significant Treatment Effects, Including Novel Signals Correlated with Clinical Outcomes -
- Gossamer Announces Commencement of Exchange Offer and Consent Solicitation for Outstanding 5.00% Convertible Senior Notes Due 2027 -
- Cash, cash equivalents and marketable securities totaled $99 million as of March 31 -

SAN DIEGO—(BUSINESS WIRE)— May 18, 2026 — Gossamer Bio, Inc. (Nasdaq: GOSS), a clinical-stage biopharmaceutical company focused on the development and commercialization of seralutinib for the treatment of pulmonary arterial hypertension (PAH) and pulmonary hypertension associated with interstitial lung disease (PH-ILD), today announced its financial results for the first quarter ended March 31, 2026, and provided a business update. Gossamer Bio and the Chiesi Group are jointly developing seralutinib under a global collaboration agreement.
"We are executing across multiple fronts at Gossamer," said Faheem Hasnain, Chairman, Co-Founder, and CEO of Gossamer Bio. "We have secured an in-person Pre-NDA Type B meeting with the FDA, reflecting our conviction in both the breadth of the PROSERA dataset and in the totality of evidence supporting seralutinib. Subject to the outcomes of that meeting, we expect to submit an NDA for seralutinib in PAH in September of this year. We see a regulatory path forward, toward an NDA submission, and we are executing against it."
"The PROSERA CT FRI substudy results further strengthen our confidence in seralutinib. For the first time in a controlled PAH trial, we saw statistically significant imaging signals not only in the arterial compartment, but also across the venous vasculature and the parenchyma, and these signals correlated with clinical outcomes. This expands the seralutinib story well beyond arterial remodeling and provides structural evidence that seralutinib is acting across the lung in a manner consistent with its mechanism of action, even in a well-treated patient population.”
“We have also taken steps to address our capital structure through a proposed exchange of our convertible notes, which we believe will strengthen our balance sheet as we approach this pivotal regulatory milestone. Our focus remains on disciplined execution as we look to advance seralutinib and prepare for the next phase of the Company’s growth.”

Seralutinib (GB002): Inhaled PDGFR, CSF1R and c-KIT Inhibitor
Regulatory Interactions: Type B Pre-NDA Meeting and Potential NDA Submission
•    The Company has requested and received confirmation of an in-person Pre-NDA Type B meeting with the U.S. Food and Drug Administration (FDA), scheduled for mid-June. Following continued review of the PROSERA dataset, including the efficacy data and consistency of clinical, imaging, and safety findings, the Company elected to pursue a Type B meeting rather than the previously anticipated Type C meeting, to enable a more comprehensive discussion of the totality of evidence supporting a potential NDA submission for seralutinib in PAH.
•    Gossamer is pursuing a New Drug Application (NDA) on the basis of one adequate and well-controlled clinical investigation plus confirmatory evidence. Subject to the outcomes of the Pre-NDA meeting, the Company expects to submit an NDA for seralutinib for the treatment of PAH in September 2026. If the NDA is accepted for filing, seralutinib could be eligible for FDA approval in the third quarter of 2027.
PROSERA CT FRI Sub-Study Topline Results
•    The PROSERA CT functional respiratory imaging (FRI) exploratory substudy (n = 162) demonstrated multiple statistically significant exploratory treatment effects across arterial, venous, fibrosis related, and vascular complexity parameters, yielding what the Company believes is the broadest multi-compartment imaging signal reported to date from a controlled therapeutic trial in pulmonary hypertension. Building on the arterial remodeling signal first identified in earlier studies, PROSERA generated what the Company believes is the most comprehensive CT FRI dataset from a controlled PAH trial, expanding the characterization of seralutinib's biologic activity across the pulmonary vasculature and lung parenchyma. All reported p-values were nominal and unadjusted for multiplicity.
• In the arterial compartment, seralutinib demonstrated a statistically significant reduction in the proportion of blood volume within larger arterial vessels versus placebo (p = 0.0200), consistent with proximal decompression and arterial remodeling in a larger and more heterogeneous Phase 3 population. PROSERA's analytical scope also extended to include more proximal vessels, broadening the portion of the pulmonary vasculature assessed.
•     Beyond the arterial compartment, PROSERA identified statistically significant venous and fibrosis related treatment effects not previously detected in the seralutinib program. Seralutinib increased total venous blood volume (p = 0.0155) and small venous vessel volume (p = 0.0341), reduced absolute and normalized fibrosis-like tissue in the parenchyma (p = 0.0260, p = 0.0250), and increased venous vascular fractal dimension (p = 0.0435), consistent with greater vascular complexity. These multi compartment findings were enabled by the scale and scope of the PROSERA dataset.
•    While PAH has historically been characterized as a disease of the pulmonary arteries, pathological and imaging literature increasingly recognize the contributions of impaired microvascular perfusion, venous underfilling, inflammation, and perivascular fibrosis to disease progression. The venous and fibrosis signals in PROSERA may provide structural context for these processes and are aligned with seralutinib's non vasodilatory mechanism targeting inflammatory, proliferative, and fibrotic pathways within the pulmonary vasculature and surrounding parenchyma.
•    Imaging changes observed in PROSERA were associated with favorable changes in clinical outcomes, including pulmonary hemodynamics, NT proBNP, 6 minute walk distance, and REVEAL Lite 2 risk score. These correlations reinforce the biological relevance of the CT FRI data.
•    The Company believes these exploratory findings, taken together with their consistency with clinical results and seralutinib's mechanism of action, provide meaningful structural support for seralutinib's activity across the pulmonary vasculature.
Convertible Notes Exchange Offer
•    The Company today announced the commencement of an exchange offer (the "Exchange Offer") to exchange any and all of its outstanding 5.00% Convertible Senior Notes due 2027 (the "Existing Notes," $200 million aggregate principal amount outstanding) for a combination of (i) shares of common stock or prefunded warrants, (ii) new 7.50% Senior Secured First Lien Convertible Notes due 2030 (the "New Notes"), and (iii) with respect to Existing Notes tendered prior to the early tender deadline, warrants to purchase shares of common stock (the "Purchase Warrants"), and a concurrent consent solicitation (the "Consent Solicitation") to adopt certain proposed amendments to the indenture governing the Existing Notes.

•    For each $1,000 in aggregate principal amount of Existing Notes validly tendered, holders will receive (i) 1,588.2353 shares of common stock (or prefunded warrants in lieu thereof), (ii) $360 principal amount of New Notes , and (iii) with respect to Existing Notes tendered prior to the early tender deadline only, 750 Purchase Warrants. The New Notes will bear interest at a rate of 7.50% per annum, payable semi-annually in arrears in cash, and will be secured by a first-priority lien on substantially all assets of the Company and its subsidiaries. The New Notes will mature on July 1, 2030 and will have an initial conversion price at a 10% premium to a reference price, subject to certain limitations. The Purchase Warrants will have an exercise price at a 25% premium to a reference price, subject to certain limitations, and will be exercisable beginning six months after issuance through the fifth anniversary of issuance.
•    The Proposed Amendments would eliminate substantially all of the restrictive covenants in the indenture governing the Existing Notes, as well as certain events of default and related provisions applicable to the Existing Notes.
•    Holders of approximately 75.2% of the Existing Notes have entered into a transaction support agreement to tender their Existing Notes in the Exchange Offer. The Exchange Offer is subject to a minimum participation condition of 98% of the aggregate principal amount of Existing Notes, which may be waived. The early tender deadline is expected to be 10 business days following commencement of the Exchange Offer, and the Exchange Offer is expected to expire 21 business days following commencement, unless extended or earlier terminated.
•    Upon full participation, the Exchange Offer would reduce the Company's outstanding convertible indebtedness from $200 million to $72 million in aggregate principal amount, a reduction of $128 million. The Exchange Offer is intended to extend the Company's debt maturity profile and strengthen its balance sheet as seralutinib advances toward a potential NDA submission in pulmonary arterial hypertension.
•    The New Notes will include a minimum cash covenant of $40 million, stepping down upon the completion of certain aggregate financing thresholds and acceptance for filing of the Company's NDA for seralutinib by the FDA.
•    Cantor Fitzgerald & Co. is serving as dealer manager and Latham & Watkins LLP is serving as legal counsel to the Company in connection with the Exchange Offer.
•    The securities offered in the Exchange Offer have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
•    The Exchange Offer is being made only to holders of Existing Notes that are “qualified institutional buyers” as defined in Rule 144A under the Securities Act.

Financial Results for Quarter Ended March 31, 2026
•Cash, Cash Equivalents and Marketable Securities: Cash, cash equivalents and marketable securities totaled $99.2 million as of March 31, 2026. We expect the combination of current cash, cash equivalents and marketable securities will be sufficient to fund our operating and capital expenditures into the first quarter of 2027.
•Revenue from contracts with collaborators: For the quarter ended March 31, 2026, revenue associated with our collaboration with Chiesi was $17.0 million, including $9.3 million of cost reimbursement revenue, compared to $9.9 million of revenue for the same period in 2025.

•Research and Development (R&D) Expenses: For the quarter ended March 31, 2026, R&D expenses were $43.1 million, compared to $38.0 million for the same period in 2025. The increase was primarily driven by costs associated with clinical trials for seralutinib.
•General and Administrative Expenses (G&A): For the quarter ended March 31, 2026, G&A expenses were $18.7 million, compared to $8.7 million for the same period in 2025. The increase was primarily driven by one-time severance and related charges associated with the previously announced reduction in force.
•Net Loss: Net loss for the quarter ended March 31, 2026, was $46.7 million, or $0.20 basic net loss per share, compared to a net loss of $36.6 million, or $0.16 basic net loss per share, for the same period in 2025.

Conference Call and Webcast
Gossamer’s management team will host a conference call and live audio webcast at 8:00 a.m. ET today, Monday, May 18th, to discuss its first quarter 2026 financial results and business update.
The live audio webcast may be accessed through the “Events / Presentations” page in the “Investors” section of the Company's website at gossamerbio.com. Alternatively, the conference call may be accessed through the following:
Domestic Dial-in Number: 1-800-715-9871
International Dial-in Number: 1-646-307-1963
Conference ID: 3974570
Live Webcast: https://edge.media-server.com/mmc/p/qud2to75
A replay of the audio webcast will be available for 30 days on the “Investors” section of the Company's website, gossamerbio.com.
About Gossamer Bio
Gossamer Bio is a clinical-stage biopharmaceutical company focused on the development and commercialization of seralutinib for the treatment of pulmonary arterial hypertension and pulmonary hypertension associated with interstitial lung disease. Its goal is to be an industry leader in, and to enhance the lives of patients living with, pulmonary hypertension.
Forward-Looking Statements
Gossamer cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the Company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the timing, occurrence and outcome of the Company’s planned Pre-NDA Type

B meeting with the U.S. Food and Drug Administration; the timing and potential submission of an NDA for seralutinib in PAH; the potential significance, interpretation and implications of data from the Phase 3 PROSERA study, including the CT FRI substudy; the development potential and market opportunity of seralutinib in PAH, PH-ILD and other indications; the Company’s proposed exchange offer and consent solicitation relating to its outstanding 5.00% convertible senior notes due 2027, including the anticipated benefits thereof; and the expected timeframe for funding the Company’s operating plan with current cash, cash equivalents and marketable securities. The inclusion of forward-looking statements should not be regarded as a representation by Gossamer that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Gossamer’s business, including, without limitation: the Company may not be able to identify a development path forward for seralutinib or submit an NDA on the timeframe we expect or at all, whether as a result of FDA feedback or otherwise, and any path forward may require additional capital and other resources, which may not be available on reasonable terms, if at all, or may limit the commercial opportunity for seralutinib; topline results the Company reports are based on preliminary analysis of key data, and such data may change following a more comprehensive review of the data related to the clinical trial or substudy and such topline data may not accurately reflect the complete results of a clinical trial or substudy; the Company’s interpretation, significance and regulatory relevance of data from the Phase 3 PROSERA study, including the CT FRI substudy, may be inconsistent with the views of the FDA or others; risks related to the Company’s proposed exchange offer and consent solicitation, including whether the transaction is completed and whether the anticipated benefits are realized; we may not be able to complete the exchange offer on the anticipated timeline or at all and we may not realize the anticipated benefits therefrom; potential delays in the commencement, enrollment and completion of clinical trials; disruption to our operations from unexpected events, including clinical trial delays; the Company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the results of preclinical studies and early clinical trials with seralutinib are not necessarily predictive of future results; the success of Gossamer’s clinical trials and preclinical studies for seralutinib; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of seralutinib that may limit its development, regulatory approval and/or commercialization, or may result in clinical holds, recalls or product liability claims; Gossamer’s ability to obtain and maintain intellectual property protection for seralutinib; Gossamer’s ability to comply with its obligations in collaboration agreements with third parties or the agreements under which it licenses intellectual property rights from third parties; unstable market and economic conditions and changes in healthcare legislation, tariffs and trade policies may adversely affect the Company's business and financial condition and the broader economy and biotechnology industry; Gossamer may use its capital resources sooner than it expects; and other risks described in the Company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Gossamer undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
The offering, issuance and sale of the new convertible senior notes as part of the exchange offer has not been registered under the Securities Act of 1933, as amended, or any other securities laws. This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, the new convertible notes, shares of common stock (or prefunded warrants) and purchase warrants offered in the exchange offer, the shares of common stock issuable upon conversion of the convertible notes, prefunded warrants or purchase warrants, the existing convertible notes or any other securities, nor will there be any sale of such securities or any other securities, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

Gossamer Bio Statement of Operations
Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended March 31,
	2026	2025
Revenue:
Revenue from contracts with collaborators	$ 16,955	$ 9,889
Total revenue	16,955	9,889
Operating expenses:
Research and development	43,075	38,041
General and administrative	18,746	8,658
Total operating expenses	61,821	46,699
Loss from operations	(44,866)	(36,810)
Other income (expense)
Interest income	354	294
Interest expense	(2,755)	(2,746)
Other income, net	603	2,624
Total other income (loss), net	(1,798)	172
Net Loss	$ (46,664)	$ (36,638)
Net loss per share, basic and diluted	$ (0.20)	$ (0.16)
Weighted average common shares outstanding, basic and diluted	234,137,364	226,818,051

Condensed Consolidated Balance Sheet
(in thousands)

BALANCE SHEET DATA:	March 31, 2026	December 31, 2025
	(unaudited)
Cash, cash equivalents, and marketable securities	$ 99,215	$ 136,932
Working capital	68,030	104,209
Total assets	128,899	172,249
Total liabilities	290,382	295,009
Accumulated deficit	(1,485,602)	(1,438,938)
Total stockholders' deficit	(161,483)	(122,760)

For Investors and Media:
Bryan Giraudo, Chief Financial Officer & Chief Operating Officer
Gossamer Bio Investor Relations
ir@gossamerbio.com

Exhibit 99.2
Gossamer Bio, Inc. Launches Exchange Offer and Consent Solicitation Intended to Eliminate Over $120 Million of Debt with Existing Noteholder Support
San Diego, California (May 18, 2026) – Gossamer Bio, Inc. (NASDAQ: GOSS) (the “Company”), a biopharmaceutical company focused on the development and commercialization of seralutinib for the treatment of pulmonary arterial hypertension (PAH) and pulmonary hypertension associated with interstitial lung disease (PH-ILD), today announced that it has commenced an exchange offer (the “Exchange Offer”) to exchange any and all of its 5.00% Convertible Senior Notes due 2027 (the “Existing Convertible Notes”) for a pro rata portion of (i) up to $72.0 million in aggregate principal amount of its new 7.50% Convertible Senior Secured First Lien Notes due 2030 (the “New Convertible Notes”), (ii) up to 317,647,058 shares of its common stock (the “Common Stock”) or, in lieu of issuing shares of Common Stock to the extent such shares would cause any Eligible Holder (as defined below) to beneficially own greater than 9.99% of the outstanding Common Stock, prefunded warrants to purchase shares of Common Stock (the “Prefunded Warrants” and, together with the Common Stock, the “Equity Securities”) and (iii) with respect to Eligible Holders who tender prior to the Early Tender Date, warrants to purchase shares of Common Stock (the “Purchase Warrants” and, together with the New Convertible Notes and Equity Securities, the “Offered Securities”).
Simultaneously with the Exchange Offer, the Company is soliciting consents (the “Consent Solicitation”) from holders of the Existing Convertible Notes to adopt certain proposed amendments (the “Proposed Amendments”) to the indenture governing the Existing Convertible Notes (the “Existing Convertible Notes Indenture”). The Proposed Amendments would eliminate substantially all of the restrictive covenants in the Existing Convertible Notes Indenture as well as certain events of default and related provisions applicable to the Existing Convertible Notes.
On the date hereof, holders of approximately 75.2% (the “Supporting Noteholders”) of the Existing Convertible Notes have entered into a transaction support agreement with the Company (the “Transaction Support Agreement”) to support the Exchange Offer and Consent Solicitation, including by tendering all of their Existing Convertible Notes in the Exchange Offer. The Transaction Support Agreement is subject to certain customary conditions, including a condition that the Company will not consummate the Exchange Offer unless the holders of 98% of the aggregate principal amount of Existing Convertible Notes tender their Existing Convertible Notes in the Exchange Offer.
The New Convertible Notes will be secured, first lien obligations of the Company. The New Convertible Notes will mature on July 1, 2030, unless earlier converted or repurchased in accordance with the terms of the New Convertible Notes, provided that the New Convertible Notes shall have a springing maturity date of March 2, 2027 (91 days prior to the stated maturity of the Existing Convertible Notes) if more than $4.0 million of the Existing Convertible Notes remain outstanding at such time. The New Convertible Notes will bear interest at a rate of 7.50% per annum from the initial settlement date of such New Convertible Notes, which interest will be payable in cash semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2027.
The conversion rate for the New Convertible Notes will initially be the number of shares of Common Stock per $1,000 principal amount of New Convertible Notes equal to the quotient of $1,000 divided by a 10% premium to the Reference Price, rounded to the nearest 1/10,000th of a share. The “Reference Price” will equal the greater of (i) $0.17 and (ii) the lower of (x) $0.34 and (y) the average of the daily volume-weighted average prices for the seven (7) consecutive VWAP trading days beginning on, and including, the VWAP trading day immediately following the final settlement date. The Purchase Warrants will be exercisable with a cash exercise price equal to the greater of (i) $0.34 and (ii) a 25% premium to the Reference Price, subject to adjustments.

Prior to obtaining stockholder approval of certain proposals that will allow the issuance of Common Stock pursuant to the terms of the New Convertible Notes and Purchase Warrants, the Company will be permitted to satisfy its obligations upon conversion of the New Convertible Notes, and upon exercise of the Purchase Warrants, only in the form of cash settlement. Following such stockholder approval, the Company will be permitted to satisfy its obligations under the New Convertible Notes and Purchase Warrants with any settlement method it is otherwise permitted to elect, including by physical settlement of shares of Common Stock. A holder of New Convertible Notes will not be permitted to convert its New Convertible Notes at any time prior to the later of (i) the date the conversion rate has been determined and (ii) the earlier of (a) the date of the first special meeting at which the Company seeks stockholder approval of such proposals, whether or not such approvals are obtained, and (b) the date that is 61 calendar days following the initial settlement date of the New Convertible Notes. A “make whole” premium will be payable on the New Convertible Notes through an increase to the conversion rate in certain circumstances to compensate converting holders for interest that would have been payable to the maturity date. The New Convertible Notes will be convertible at any time following such date and prior to the close of business on the second trading day immediately preceding the maturity date. The Purchase Warrants will be exercisable at any time beginning on December 3, 2026 and ending on June 3, 2031.
The Exchange Offer and Consent Solicitation will expire at 5:00 p.m., New York City time, on June 16, 2026 (such time and date, as the same may be extended, the “Expiration Deadline”), unless extended or earlier terminated. Rights to withdraw tendered Existing Convertible Notes and revoke consents terminate at 5:00 p.m., New York City time, on June 1, 2026 (such time and date, as the same may be extended, the “Withdrawal Deadline”), unless extended. The Company may, subject to the terms of the Transaction Support Agreement, accept for exchange (the “Early Settlement”) any Existing Convertible Notes validly tendered (and not validly withdrawn) in the Exchange Offer at or prior to 5:00 p.m., New York City time, on June 1, 2026 (such time and date, as the same may be extended, the “Early Tender Date”) if all conditions to the Exchange Offer have been or are concurrently satisfied or waived prior to the Early Tender Date. Whether or not the Early Settlement occurs, if, at or prior to the Expiration Deadline, unless extended, all conditions to the Exchange Offer have been or are concurrently satisfied or waived, the Company will accept for exchange all Existing Convertible Notes validly tendered in the Exchange Offer at or prior to the Expiration Deadline, and not validly withdrawn at or prior to the Withdrawal Deadline (the date of such exchange, the “Final Settlement Date”). The Final Settlement Date will be promptly after the Expiration Deadline and is currently expected to occur on June 18, 2026, the second business day immediately following the Expiration Deadline. The Company’s ability to amend, extend, terminate, or waive the conditions of the Exchange Offer are subject to the terms of the Transaction Support Agreement.
Eligible Holders whose Existing Convertible Notes are accepted for exchange will also receive accrued and unpaid interest on such Existing Convertible Notes from, and including, the most recent interest payment date to, but excluding, the applicable Settlement Date, payable in cash on the applicable Settlement Date. Interest will cease to accrue on the applicable Settlement Date for all Existing Convertible Notes accepted for exchange in the Exchange Offer.
The Exchange Offer and Consent Solicitation may each be amended or extended at any time prior to the Expiration Deadline and for any reason, and may be terminated or withdrawn if any of the conditions of the Exchange Offer and Consent Solicitation are not satisfied or waived by the Expiration Deadline (as it may be extended), subject to applicable law and the terms of the Transaction Support Agreement. Tenders of Existing Convertible Notes tendered in the Exchange Offer may be validly withdrawn at any time at or prior to the Withdrawal Deadline, unless extended by the Company, but will thereafter be irrevocable. Subject to applicable law and the terms of the Transaction Support Agreement, the Company may extend the Expiration Deadline at any time, which may or may not have the effect of extending the Withdrawal Deadline. The Company’s obligation to accept for exchange Existing Convertible Notes validly tendered (and not validly withdrawn) pursuant to the Exchange Offer is subject to the satisfaction or waiver of certain conditions, including without limitation, that a minimum of 98% of the aggregate principal amount of Existing Convertible Notes shall have been validly tendered (and, if applicable, not validly withdrawn) pursuant to the Exchange Offer.
The New Convertible Notes, Purchase Warrants, Prefunded Warrants and shares of Common Stock offered in the Exchange Offer are being offered only to holders of Existing Convertible Notes that are “qualified institutional buyers” as defined in Rule 144A under the Securities Act (“Eligible Holders”).

Eligible Holders who validly tender (and do not validly withdraw) their Existing Convertible Notes and deliver their related consents at or prior to the Early Tender Date will be eligible to receive for each $1,000 in aggregate principal amount of Existing Convertible Notes validly tendered for exchange, $360 in aggregate principal amount of New Convertible Notes and 1,588.2353 shares of Common Stock (or Prefunded Warrants) and 750 Purchase Warrants. Upon the terms and subject to the conditions of the Exchange Offer and Consent Solicitation, Eligible Holders who validly tender Existing Convertible Notes after the Early Tender Date but at or prior to the Expiration Deadline, and whose Existing Convertible Notes are accepted for exchange by the Company, will receive for each $1,000 in aggregate principal amount of Existing Convertible Notes validly tendered for exchange, $360 in aggregate principal amount of New Convertible Notes and 1,588.2353 shares of Common Stock (or Prefunded Warrants), but will not receive any Purchase Warrants, as described in the table below:

Title of Existing Convertible Notes	CUSIP Number(1)	Principal Amount Outstanding	Consideration per $1,000 Principal Amount of Existing Convertible Notes(2)	Early Exchange Premium per $1,000 Principal Amount of Existing Convertible Notes(3)	Total Consideration per $1,000 Principal Amount of Existing Convertible Notes(4)
5.00% Convertible Senior Notes due 2027	38341P AA0	$200,000,000	(1) $360 of New Convertible Notes and (2) 1,588.2353 shares of Common Stock (or Prefunded Warrants)	750 Purchase Warrants (the “Early Exchange Premium”)	(1) $360 of New Convertible Notes, (2) 1,588.2353 shares of Common Stock (or Prefunded Warrants) and (3) 750 Purchase Warrants

(1)    No representation is made as to the correctness or accuracy of the CUSIP number listed in this communication or printed on the Existing Convertible Notes. CUSIPs are provided solely for convenience.
(2)    Consideration per $1,000 principal amount of Existing Convertible Notes that are validly tendered (and are not validly withdrawn) and accepted for exchange, subject to any rounding as described herein.
(3)    Additional consideration per $1,000 principal amount of Existing Convertible Notes that are validly tendered (and are not validly withdrawn) and accepted for exchange at or prior to the Early Tender Date, subject to any rounding. For the avoidance of doubt, Eligible Holders who validly tender and do not validly withdraw their Existing Convertible Notes after the Early Tender Date and prior to the Expiration Deadline will not be eligible to receive the Early Exchange Premium.
(4)    For the Eligible Holders who validly tender prior to the Early Tender Date.
Cantor Fitzgerald & Co. is acting as exclusive capital markets and financial advisor, sole dealer manager and sole solicitation agent to the Company (the “Dealer Manager”) in connection with the Exchange Offer and Consent Solicitation. D.F. King & Co., Inc. is acting as the exchange agent and the information agent (the “Exchange Agent”) in connection with the Exchange Offer and Consent Solicitation. Questions concerning the Exchange Offer and Consent Solicitation may be directed to the Dealer Manager at 110 East 59th Street, New York, NY 10022, email: elcm@cantor.com or to the Exchange Agent at 28 Liberty Street, 53rd Floor, New York, NY 10005, tel: (866) 620-9554 or (646) 582-7109, e-mail: goss@dfking.com. The eligibility letter is available electronically at: www.dfking.com/goss. Eligible Holders should also consult their broker, dealer, commercial bank, trust company or other institution for assistance concerning the Exchange Offer and Consent Solicitation. Latham & Watkins LLP is acting as legal counsel to the Company in connection with the Exchange Offer and Consent Solicitation. Akin Gump Strauss Hauer & Feld LLP is acting as legal counsel to certain holders of Existing Convertible Notes that are party to the Transaction Support Agreement. DLA Piper LLP (US) is acting as legal counsel to the Dealer Manager in connection with the Exchange Offer and Consent Solicitation.
Only Eligible Holders may receive a copy of the offering memorandum relating to the Exchange Offer and Consent Solicitation and participate in the Exchange Offer and Consent Solicitation. None of the Company, the Dealer Manager, the Exchange Agent, any trustee or collateral agent for the Existing Convertible Notes or New Convertible Notes, or any affiliate of any of them makes any recommendation as to whether any Eligible Holder of Existing Convertible Notes should exchange or refrain from exchanging the principal amount of such Eligible Holder's Existing Convertible Notes in the Exchange Offer or submit consents in the Consent Solicitation. No one has been authorized by any of them to make such a recommendation. Eligible Holders must make their own decision whether to tender Existing Convertible Notes in the Exchange Offer or submit consents in the Consent Solicitation. No Eligible Holder may tender less than all of its Existing Convertible Notes in the Exchange Offer.
The offering, issuance and sale of the Offered Securities has not been registered under the Securities Act of 1933, as amended, or any other securities laws. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, the New Convertible Notes, shares of Common Stock (or Prefunded Warrants) and Purchase Warrants offered in the Exchange Offer, the shares of Common Stock issuable upon conversion of the New Convertible Notes, Prefunded Warrants or Purchase Warrants, the Existing Convertible Notes or any other securities, nor will there be any sale of such securities or any other securities, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.
About Gossamer Bio
Gossamer Bio is a biopharmaceutical company focused on the development of treatments for pulmonary hypertension. Its goal is to be an industry leader in, and to enhance the lives of patients living with, pulmonary hypertension.
Gossamer Bio Forward Looking Statements
The Company cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the Company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the Company’s proposed Exchange Offer and Consent Solicitation relating to its Existing Convertible Notes, including the anticipated benefits thereof; the timing, occurrence and outcome of the Company’s planned Pre-NDA Type B meeting with the FDA; the timing and potential submission of an NDA for seralutinib in PAH; the potential significance, interpretation and implications of data from the Phase 3 PROSERA study, including the CT FRI substudy; and the development potential and market opportunity of seralutinib in PAH, PH-ILD and other indications. The inclusion of forward-looking statements should not be regarded as a representation by Gossamer that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Gossamer’s business, including, without limitation: the Company may not be able to complete the Exchange Offer on the anticipated timeline or at all, and the Company may not realize the anticipated benefits therefrom; the Company may not be able to identify a development path forward for seralutinib or submit an NDA on the timeframe we expect or at all, whether as a result of FDA feedback or otherwise, and any path forward may require additional capital and other resources, which may not be available on reasonable terms, if at all, or may limit the commercial opportunity for seralutinib; topline results the Company reports are based on preliminary analysis of key data, and such data may change following a more comprehensive review of the data related to the clinical trial or substudy and such topline data may not accurately reflect the complete results of a clinical trial or substudy; the Company’s interpretation, significance and regulatory relevance of data from the Phase 3 PROSERA study, including the CT FRI substudy, may be inconsistent with the views of the FDA or others; risks related to the proposed Exchange Offer and Consent Solicitation, including whether the transaction is completed and whether the anticipated benefits are realized; potential delays in the commencement, enrollment and completion of clinical trials; disruption to our operations from unexpected events, including clinical trial delays; the Company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the results of preclinical studies and early clinical trials with seralutinib are not necessarily predictive of future results; the success of Gossamer’s clinical trials and preclinical studies for seralutinib; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of seralutinib that may limit its development, regulatory approval and/or commercialization, or may result in clinical holds, recalls or product liability claims; Gossamer’s ability to obtain and maintain intellectual property protection for seralutinib; Gossamer’s ability to comply with its obligations in collaboration agreements with third parties or the agreements under which it licenses intellectual property rights from third parties; unstable market and economic conditions and changes in healthcare legislation, tariffs and trade policies may adversely affect the Company’s business and financial condition and the broader economy and biotechnology industry; Gossamer may use its capital resources sooner than it expects; and other risks described in the Company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the

Company’s annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Gossamer undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact Information
For Investors and Media:
Bryan Giraudo, Chief Financial Officer & Chief Operating Officer
Gossamer Bio Investor Relations
ir@gossamerbio.com